Exhibit 2.1

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of January 5, 2006, by and among Actuate Corporation, a Delaware corporation (“Purchaser”), performancesoft inc., a corporation formed under the laws of the Province of Ontario (the “Company”), and each of the shareholders of the Company set forth on Exhibit A hereto (each, a “Shareholder,” and collectively the “Shareholders”), with respect to Article VII and Article X hereof only, Michael Tipping as shareholder representative (the “Shareholder Representative”). Certain capitalized terms used but not otherwise defined herein are defined in Article XI hereof.

RECITALS

A. The Shareholders as of the date hereof believe it is in their best interests and the Boards of Directors of each of Purchaser and the Company believe it is advisable and in the best interests of each corporation and its respective shareholders that Purchaser acquire the Company through the purchase of all of the outstanding shares of capital stock of the Company from the Shareholders on the terms set out in this Agreement (the “Acquisition”) and, in furtherance thereof, have approved this Agreement and the Acquisition.

B. The Shareholders as of the date hereof are the owners of and have good and valid title to all of the outstanding shares of capital stock of the Company (the “Company Shares”), free and clear of any legal or equitable encumbrances.

D. Pursuant to the Acquisition, among other things, and subject to the terms and conditions of this Agreement, (i) Purchaser will purchase and the Shareholders will sell all of the issued and outstanding capital stock of the Company held by such Shareholders in consideration for the cash payments set forth herein and (ii) all of the issued and outstanding options to purchase, and all issued and outstanding warrants to purchase, capital stock of the Company shall be terminated.

E. A portion of the consideration otherwise payable by Purchaser in connection with the Acquisition shall be placed in escrow by Purchaser as partial security for the indemnification obligations set forth in this Agreement.

F. The Company and the Shareholders, on the one hand, and Purchaser, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Acquisition.

G. Concurrent with the execution and delivery of this Agreement, as a material inducement to Purchaser to enter into this Agreement each of the individuals set forth on Schedule 6.2(l) is entering into a Non-Competition and Non-Solicitation Agreement with Purchaser, in form acceptable to Purchaser (the “Non-Competition and Non-Solicitation Agreements”).

AGREEMENT

In consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF SHARES

1.1 Sale of Shares. At the Closing and subject to and upon the terms and conditions of this Agreement, including satisfaction of the conditions contained in Article VI hereof, each of the Shareholders will sell, assign, transfer, convey and deliver to Purchaser, or a designated affiliate of Purchaser, and Purchaser will purchase and acquire from each of the Shareholders, good and valid title to the Company Shares and the Shareholder Loans owned at the Closing by such Shareholder, as set forth in the Spreadsheet, at the Closing, free and clear of any liens, claims, charges, pledges, security interests, options or other legal or equitable encumbrances.

1.2 Closing. It is anticipated that purchase and sale of the Company Shares hereunder shall take place at one or more closings (each of which is referred to in this Agreement as a “Closing”). The initial closing of the purchase and sale of the Company Shares (the “Initial Closing”) will take place on January 5, 2006, following satisfaction or waiver of the conditions set forth in Article VI hereof, at the offices of McMillan Binch Mendelsohn LLP, counsel to Company and the Shareholders, at 12:00 p.m. local time at BCE Place, Suite 4400, Bay Wellington Tower, 181 Bay Street, Toronto, Ontario, unless another time or place is agreed upon in writing by Purchaser, the Company and the Shareholder Representative (such closing date is referred to in this Agreement as the “Initial Closing Date”), and subsequent Closing(s), if any, shall take place on such date(s) as shall be approved by the Company and the shareholders of the Company participating in such subsequent Closing(s), no later than 30 days following the Initial Closing to acquire any Company Shares not included in prior Closings (each such closing date is referred to in this Agreement as a “Closing Date”). For purposes of this Agreement, the term “business day” shall mean any day in California other than a Saturday, Sunday or a day on which banking institutions are authorized or obligated by law ore executive order to close. Shareholders not party to this Agreement in the Initial Closing shall, by executing and delivering counterpart signature pages, become parties to this Agreement, and shall have the rights and obligations of a “Shareholder” hereunder, and Purchaser shall update Exhibit A to reflect such Closing.

1.3 Purchase Price.

(a) Closing Date Payment. At each Closing, in consideration of the sale, assignment and transfer of the Company Shares and the Shareholder Loans and the agreements of the Shareholders made in connection with the transactions contemplated hereby in accordance with the terms hereof, the Shareholders on the Closing Date shall be entitled to the following consideration:

(i) In exchange for the Shareholder Loans, the Shareholder Loans Amount shall be paid to the Shareholders in the individual amounts set forth on the Spreadsheet;

(ii) In exchange for each outstanding Company Class A Share, an amount of cash (without interest) equal to $45.68;

(iii) In exchange for each outstanding Company Class B Common Share, an amount of cash (without interest) equal to $1.00; and

(iv) In exchange for each outstanding Company Common Share, an amount of cash (without interest) equal to the quotient obtained by dividing (x) an amount equal to (A) the Total Closing Consideration less (B) the Redemption Amount less (C) the Class B Common Closing Amount, by (y) the the aggregate number of Company Common Shares.

(b) Additional Payment.

(i) If no Purchaser Change of Control has occurred and if the Adjusted Gross Revenue for the Company’s 2006 fiscal year ended December 31, 2006, determined on or prior to February 14, 2007, is greater than $13.5 million, then Purchaser shall pay, and each Shareholder shall be entitled to receive, an amount in cash (without interest) equal to the Earnout Amount Per Share multiplied by the number of Total Company Common Shares held by such Shareholder as set forth in the Spreadsheet, such amount to be paid on or prior to February 28, 2007.

(ii) If a Purchaser Change of Control occurs and if the Adjusted Gross Revenue for the Company’s 2006 fiscal year through the date immediately prior to the Purchaser Change of Control, determined within 45 days of the Purchaser Change of Control, is greater than $13.5 million, then Purchaser shall pay, and each Shareholder shall be entitled to receive, an amount in cash (without interest) equal to the Earnout Amount Per Share multiplied by the number of Total Company Common Shares held by such Shareholder as set forth in the Spreadsheet, such amount to be paid within 30 days of the Purchaser Change of Control; provided that the Earnout Amount shall not be less than $8.5 million.

1.4 Certificate Aggregation. For purposes of calculating the amount of cash payable to each Shareholder pursuant to Section 1.3, all shares of the Company Capital Stock held by each Shareholder shall be aggregated on a certificate-by-certificate basis. The amount of cash to be paid to each Shareholder hereunder shall be rounded down to the nearest whole cent.

1.5 Shareholder Loans. In the event that any Shareholder has outstanding loans from the Company or any of its Subsidiaries as of the Initial Closing, any consideration payable to such Shareholder pursuant to Section 1.3(a) shall be reduced by an amount equal to the sum of the outstanding principal plus accrued interest of such Shareholder’s loans as of such Closing Date. Such loans shall be satisfied as to the amount by which the consideration is reduced pursuant to this Section 1.5. To the extent the consideration payable to such Shareholder is so reduced, such amount shall be treated for all purposes under this Agreement as having been paid to such Shareholder.

1.6 Mechanics of Certificate Surrender and Payment.

(a) Escrow Fund. In accordance with Section 7.4 hereof, Purchaser shall deposit into the Escrow Fund an amount of cash equal to the Escrow Amount out of the aggregate amount of cash otherwise payable to the Shareholders pursuant to 1.3(a)(iv) hereof. Purchaser shall be deemed to have contributed on behalf of each Shareholder his or her Shareholder’s Pro Rata Portion of the Escrow Amount to the Escrow Fund, rounded up to the nearest cent.

(b) Purchaser to Provide Closing Date Payment. At each Closing, Purchaser shall pay to McMillan Binch Mendelsohn LLP, counsel to the Shareholders, for and on behalf of each Shareholder who delivers to Purchaser at such Closing duly executed instruments of transfer and related original certificates representing its Company Shares and Shareholder Loans sufficient to vest in Purchaser, or a designated affiliate of Purchaser, such Shareholder’s interests in its Company Shares and Shareholder Loans in accordance with the terms of this Agreement, by certified check or wire transfer in immediately available funds, the amount payable to such Shareholder in exchange for their shares of Company Capital Stock and Shareholder Loans pursuant to Section 1.3(a) hereof.

(c) Purchaser to Provide Additional Payment. Within 60 days of the earlier of the Company fiscal year ended December 31, 2006 and a Purchaser Change of Control, Purchaser shall pay to McMillan Binch Mendelsohn LLP, counsel to the Shareholders, for and on behalf of each Shareholder who held Company Common Shares immediately prior to the Initial Closing as reflected in the Spreadsheet, such Shareholder’s interest in the Earnout Amount, if any, in accordance with Section 1.3(b), by certified check or wire transfer in immediately available funds.

(d) Transfers of Ownership. If any cash amounts are to be disbursed pursuant to Sections 1.6(b) and 1.6(c) hereof to a Person other than the Person whose name is reflected on the Company Stock Certificate surrendered in exchange therefor, it will be a condition of the issuance or delivery thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will have paid to Purchaser or any agent designated by it any transfer or other taxes required by reason of the payment of any portion of the Total Consideration in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Purchaser or any agent designated by it that such tax has been paid or is not payable.

(e) No Liability. Notwithstanding anything to the contrary in this Section 1.6, neither the Purchaser nor any party hereto shall be liable to a holder of shares of Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.7 No Further Ownership Rights in Company Capital Stock. The cash amounts paid in respect of the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Company of shares of Company Capital Stock which were outstanding immediately prior to the Closing.

1.8 Lost, Stolen or Destroyed Certificates. In the event any original Company Stock Certificates or original instruments representing the Shareholder Loans shall have been lost, stolen or destroyed, Purchaser shall issue in exchange for such lost, stolen or destroyed certificates or instruments, upon the making of an affidavit of that fact by the holder thereof, such amount, if any, as may be required pursuant to Section 1.3 hereof; provided, however, that Purchaser may, in its discretion and as a condition precedent to the issuance thereof, require the Shareholder who is the owner of such lost, stolen or destroyed certificates or instruments to either (i) deliver a bond in such amount as it may reasonably direct or (ii) provide an indemnification agreement in a form and substance acceptable to Purchaser, against any claim that may be made against Purchaser with respect to the certificates alleged to have been lost, stolen or destroyed.

1.9 Withholding Taxes. Purchaser shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Shares such amounts as may be required to be deducted or withheld therefrom under any provision of federal, local or foreign tax law or under any applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

1.10 Section 116 Certificate.

(a) If a Shareholder (a “Non-Resident Shareholder”) has not delivered a statutory declaration in accordance with Section 5.20 hereof to Purchaser at or before the Closing, such Non-Resident Shareholder shall deliver to Purchaser at or before the Closing, a certificate under Subsection 116(2) of the Income Tax Act (Canada) (a “Section 116 Certificate”) with a certificate limit not less than the Total Closing Consideration attributable to the Company Capital Stock being acquired from such Non-Resident Shareholder (the “Non-Resident Holder’s Purchase Price”), Purchaser shall be entitled to withhold from the Non-Resident Shareholder’s Purchase Price an amount equal to 25% of the Non-Resident

Holder’s Purchase Price (the “Withheld Amount”), such amount to be held in escrow by Purchaser pending release in accordance with Section 1.10(b) or remission to the Receiver General of Canada in accordance with Sections 1.10(b), 1.10(c) and 1.10(d).

(b) If a Non-Resident Shareholder delivers to Purchaser prior to the 29th day after the month in which the Closing occurs (the “Certificate Date”) a certificate issued by the Canadian Minister of National Revenue with a certificate limit not less than such Non-Resident Holder’s Purchase Price under Subsection 116(2) or (4) of the Income Tax Act (Canada), within two business days thereof, Purchaser shall pay the Withheld Amount (without interest), if any, to such Non-Resident Shareholder by certified check or wire transfer in immediately available funds in accordance with the instructions of such Shareholder set forth in the Spreadsheet.

(c) If the Non-Resident Shareholder does not deliver to Purchaser the certificate described in Sections 1.10(a) or 1.10(b), Purchaser shall on or before the 30th day after the end of the month in which the Closing occurs (the “Remittance Date”) (i) remit to the Receiver General of Canada the amount required to be remitted pursuant to Section 116 of the Income Tax Act (Canada) and the amount so remitted shall be credited to Purchaser as a payment to the Non-Resident Holder’s Purchase Price, and (ii) within 10 days thereof pay the remaining portion of the Withheld Amount (without interest) to the Non-Resident Shareholder by certified check or wire transfer in immediately available funds in accordance with the instructions of such Shareholder set forth in the Spreadsheet.

(d) If the Canada Revenue Agency confirms in writing on or before the Remittance Date that the Purchaser may continue to hold the Withheld Amount until a later date or event without adverse consequences to Purchaser, then Purchaser may continue to hold that amount on the terms and conditions of Section 1.10(a) and on the terms outlined in the confirmation from the Canada Revenue Agency, if any, and the Certificate Date and the Remittance Date will be deemed to have been extended until that later date or event specified by the Canada Revenue Agency.

1.11 Taking of Necessary Action; Further Action. If at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Purchaser, or a designated affiliate of Purchaser, with full right, title and possession to all of the Company Shares held by the Shareholders, Purchaser and the officers and directors of the Company are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

AND THE SHAREHOLDERS

The Company and each of the Shareholders hereby jointly and severally represent and warrant to Purchaser, subject to such exceptions as are specifically disclosed in the disclosure schedule (referencing the appropriate section, subsection, paragraph and subparagraph numbers) supplied by the Company and the Shareholders to Purchaser (the “Disclosure Schedule”) and dated as of the date hereof, as follows:

2.1 Organization of the Company.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the province of Ontario, Canada. The Company has the corporate power to own its properties and to carry on its business as currently conducted and as currently contemplated to be conducted. The Company is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualifications necessary. The Company has delivered a true and correct copy of its articles of incorporation, as amended to date (the “Articles of Incorporation”) and bylaws, as amended to date, each in full force and effect on the date hereof (collectively, the “Charter Documents”), to Purchaser. The Board of Directors of the Company has not approved or proposed any amendment to any of the Charter Documents.

(b) Section 2.1(b) of the Disclosure Schedule lists the directors and officers of the Company as of the date hereof. The operations now being conducted by the Company are not now and have never been conducted by the Company under any other name.

(c) Section 2.1(c) of the Disclosure Schedule lists every state or foreign jurisdiction in which the Company has Employees or facilities or otherwise conducts its business.

2.2 Company Capital Structure.

(a) The authorized capital stock of the Company consists of 100,000 Class A shares, of which 100,000 are issued and outstanding, an unlimited number of Company Common Shares, of which 3,899.9 are issued and outstanding, and an unlimited number of Company Class B Common Shares, of which 974.5 are issued and outstanding. As of the date hereof, the capitalization of the Company is as set forth in Section 2.2(a) of the Disclosure Schedule. The Company Class A Shares are non-convertible but subject to redemption as described in Section 2.2(a) of the Disclosure Schedule. Assuming the same total capitalization as on the date hereof, the total number of Company Common Shares, Company Class B Common Shares and Company Class A Shares outstanding as of immediately prior to the Initial Closing (assuming the conversion, exercise, or exchange of all securities convertible into, or exercisable or exchangeable for, shares of Company Capital Stock and the exercise of all vested Company Options and Company Warrants and as described in Section 2.2(a) of the Disclosure Schedule) will be as set forth in Section 2.2(a) of the Disclosure Schedule and will be held by the Shareholders. The Company Capital Stock is held by the Persons with the domicile addresses and in the amounts set forth in Section 2.2(a) of the Disclosure Schedule that further sets forth for each such Person the number of shares held, class and/or series of such shares and the number of the applicable stock certificates representing such shares.

(b) All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Charter Documents, or any agreement to which the Company is a party or by which it is bound. All outstanding shares of Company Capital Stock, Company Options and Company Warrants have been issued or repurchased (in the case of shares that were outstanding and repurchased by the Company or any shareholder of the Company) in compliance with all applicable federal, provincial, state, foreign, and local statutes, laws, rules, and regulations, and were issued, transferred and repurchased (in the case of shares that were outstanding and repurchased by the Company or any shareholder of the Company) in accordance with any right of first refusal or similar right or limitation known to the Company, including those in the Charter Documents and the Shareholders’ Agreement dated September 12, 1997. The Company has not, and will not have, suffered or incurred any liability (contingent or otherwise) or claim, loss, liability, damage, deficiency, cost or expense relating to or arising out of the issuance or repurchase of any Company Capital Stock or Company Options or Company Warrants, or out of any agreements or arrangements relating thereto (including any amendment of the terms of any such agreement or arrangement). No Shareholder has exercised any right of redemption provided in the Articles of Incorporation with respect to Company Class A Shares, and the Company has not received notice that any Shareholder intends to exercise such rights. There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock. The Company has no other capital stock authorized, issued or outstanding.

(c) Section 2.2(c) of the Disclosure Schedule sets forth for all holders of Company Unvested Common Shares, the name of the holder of such Company Unvested Common Shares, the repurchase price of such Company Unvested Common Shares, the date of purchase of such Company Unvested Common Shares and the vesting schedule for such Company Unvested Common Shares, including the extent vested to date, whether the vesting of such Company Unvested Common Shares is subject to acceleration as a result of the transactions contemplated by this Agreement or any other events.

(d) Except for the Plan, neither the Company nor any of its Subsidiaries has ever adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity compensation to any Person. Section 2.2(d) of the Disclosure Schedule sets forth for each outstanding Company Option and Company Warrant, the name of the holder of such option or warrant, the type of entity of such holder, if not an individual, the domicile address of such holder, the number of shares of Company Capital Stock issuable upon the exercise of such option or warrant, the exercise price of such option or warrant, the date of grant of such option or warrant, the vesting schedule for such option or warrant, including the extent vested to date and whether the vesting of such option or warrant is subject to acceleration as a result of the transactions contemplated by this Agreement or any other events. True and complete copies of all agreements and instruments relating to or issued under the Plan have been provided to Purchaser and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments from the forms thereof provided to Purchaser.

(e) Section 2.2(e) of the Disclosure Schedule sets forth the outstanding principal, accrued interest and applicable rate of interest of all outstanding loans by the Company to Shareholder described in Section 1.5 hereof.

(f) Section 2.2(f) of the Disclosure Schedule sets forth the outstanding principal, accrued interest and applicable rate of interest of all outstanding loans by any Shareholder to the Company through the Initial Closing Date. All such loans described in Section 2.2(f) of the Disclosure Schedule may be prepaid by the Company at any time without notice, consent or penalty.

(g) As of the date hereof, no shares of Company Capital Stock are issuable upon the exercise of outstanding Company Warrants. Except for the Company Options and Company Warrants, there are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Company or any of its Subsidiaries is a party or by which the Company is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company or any of its Subsidiaries. Except as contemplated hereby, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company or any of its Subsidiaries. There are no agreements to which the Company or any of its Subsidiaries is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Company Capital Stock. As a result of the Acquisition, Purchaser will be the sole record and beneficial holder of all issued and outstanding Company Capital Stock and all rights to acquire or receive any shares of Company Capital Stock, whether or not such shares of Company Capital Stock are outstanding.

(h) The information contained in the Spreadsheet shall be complete and correct as of the Initial Closing Date.

2.3 Subsidiaries. Section 2.3(1) of the Disclosure Schedule lists each entity in which the Company owns any shares of capital stock or any interest in, or controls, directly or indirectly, any other corporation, limited liability company, partnership, association, joint venture or other business entity. Section 2.3(2) of the Disclosure Schedule lists each corporation, limited liability company, partnership, association, joint venture or other business entity of which the Company owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of the members of the board of directors or similar governing body (each, a “Subsidiary”). Other than the Subsidiaries listed in Section 2.3(2) of the Disclosure Schedule, the Company does not have and has never had any subsidiaries or affiliated companies and does not otherwise own and has never otherwise owned any shares of capital stock or any interest in, or controls, directly or indirectly, any other corporation, limited liability company, partnership, association, joint venture or other business entity. Each entity listed on Section 2.3(1) of the Disclosure Schedule that is no longer in existence has been duly dissolved in accordance with its charter documents and the laws of the jurisdiction of its incorporation or organization and there are no outstanding liabilities or obligations (outstanding, contingent or otherwise), including taxes, with respect to any such entity. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Each Subsidiary has the corporate power to own its properties and to carry on its business as currently conducted and as currently contemplated to be conducted. Each Subsidiary is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualifications necessary. A true and correct copy of each Subsidiary’s charter documents and bylaws, each as amended to date and in full force and effect on the date hereof, has been delivered to Purchaser. Section 2.3(3) of the Disclosure Schedule lists the directors and officers of each Subsidiary as of the date of this Agreement. The operations now being conducted by each Subsidiary are not now and have never been conducted under any other name. All of the outstanding shares of capital stock of each Subsidiary are owned of record and beneficially by the Company. All outstanding shares of stock of each Subsidiary are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the certificate of incorporation or bylaws of such Subsidiary, or any agreement to which such Subsidiary is a party or by which it is bound, and have been issued in compliance with federal, provincial and state securities laws. There are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which each Subsidiary is a party or by which it is bound obligating the Subsidiary to issue, deliver, sell, repurchase or redeem, or cause to be issued, sold, repurchased or redeemed, any shares of the capital stock of each Subsidiary or obligating each Subsidiary to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to any of the Subsidiaries. Neither the Company nor any Subsidiary has agreed or is obligated to make any future investment in or capital contribution to any Person.

2.4 Authority. The Company has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and no further action is required on the part of the Company to authorize the Agreement and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby. This Agreement and the Acquisition have been unanimously approved by the Board of Directors of the Company. This Agreement and each of the Related Agreements to which the Company is a party have been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company enforceable against it in accordance with their respective terms.

2.5 No Conflict. The execution and delivery by the Company of this Agreement and any Related Agreement to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (i) any provision of the Charter Documents or the organizational documents of any of its Subsidiaries, as amended, (ii) any mortgage, indenture, lease, contract, covenant, plan, insurance policy or other agreement, instrument or commitment, permit, concession, franchise or license (each a “Contract” and collectively the “Contracts”) to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets (whether tangible or intangible) are bound, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets (whether tangible or intangible). Section 2.5 of the Disclosure Schedule sets forth all necessary consents, waivers and approvals of parties to any Contracts as are required thereunder in connection with the Acquisition, or for any such Contract to remain in full force and effect without limitation, modification or alteration after the Initial Closing so as to preserve all rights of, and benefits to, the Company and its Subsidiaries, as the case may be, under such Contracts from and after the Initial Closing. Following the Initial Closing, the Company will be permitted to exercise all of its rights under the Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or any of its Subsidiaries, as the case may be, would otherwise be required to pay pursuant to the terms of such Contracts had the transactions contemplated by this Agreement not occurred.

2.6 Consents. No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other federal, provincial, state, county, local or other foreign governmental authority, instrumentality, agency or commission (each, a “Governmental Entity”) or any third party, including a party to any agreement with the Company or any of its Subsidiaries (so as not to trigger any Conflict), is required by, or with respect to, the Company, any of its Subsidiaries or the Shareholders in connection with the execution and delivery of this Agreement and any Related Agreement to which the Company, any of its Subsidiaries or a Shareholder is a party or the consummation of the transactions contemplated hereby and thereby, other than as set forth in Section 2.5 of the Disclosure Statement and the requirement for Purchaser to provide notice of the Acquisition following the Initial Closing under the Investment Canada Act.

2.7 Company Financial Statements. Section 2.7 of the Disclosure Schedule sets forth the Company’s unaudited consolidated balance sheet as of October 31, 2005 (the “Balance Sheet Date”), and the related consolidated statements of income, cash flow and stockholders’ equity for the 12-month period then ended (the “Year-End Financials”). The Year-End Financials (collectively referred as the “Financials”) are true and correct in all material respects and have been prepared in accordance with GAAP consistently applied on a consistent basis throughout the periods indicated and consistent with each other. The Financials present fairly the Company’s consolidated financial condition, operating results and cash flows as of the dates and during the periods indicated therein. The Company’s unaudited consolidated balance sheet as of the Balance Sheet Date is referred to hereinafter as the “Current Balance Sheet.”

2.8 Internal Controls. The Company and each of its Subsidiaries has established and maintains, adheres to and enforces a system of internal accounting controls which are effective in providing assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP (including the Financials), including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with

GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Board of Directors of the Company, and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries (including any Employee thereof) nor the Company’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company and its Subsidiaries, (ii) any fraud, whether or not material, that involves the Company’s management or other Employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries, or (iii) any claim or allegation regarding any of the foregoing.

2.9 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP), except for those which (i) have been reflected in the Current Balance Sheet or (ii) have arisen in the ordinary course of business consistent with past practices since the Balance Sheet Date and prior to the date hereof.

2.10 No Changes. Since the Balance Sheet Date, except as expressly permitted hereunderunder, there has not been, occurred or arisen any:

(a) transaction by the Company or any of its Subsidiaries except in the ordinary course of business as conducted on that date and consistent with past practices;

(b) modifications, amendments or changes to the Charter Documents or the organizational documents of any Subsidiary;

(c) new Contract exceeding $10,000 individually or $50,000 in the aggregate determinable on the face of the Contract or any commitment or transaction of the type described in Section 2.12 hereof in any case by the Company or any of its Subsidiaries;

(d) payment, discharge, waiver or satisfaction, in any amount in excess of $50,000 in any one case, or $100,000 in the aggregate, of any claim, liability, right or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise of the Company or any of its Subsidiaries), other than payments, discharges or satisfactions in the ordinary course of business of liabilities reflected or reserved against in the Current Balance Sheet;

(e) destruction of, damage to, or loss of any material assets (whether tangible or intangible), material business or material customer of the Company or any of its Subsidiaries (whether or not covered by insurance);

(f) employment dispute, including claims or matters raised by any individual, Governmental Entity, or any workers’ representative organization, bargaining unit or union regarding labor trouble or claim of wrongful discharge or other unlawful employment or labor practice or action with respect to the Company or any of its Subsidiaries;

(g) adoption or change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company or any of its Subsidiaries other than as required by GAAP;

(h) adoption of or change in any material election in respect of Taxes, adoption or change in any accounting method in respect of Taxes, agreement or settlement of any claim or assessment in respect of Taxes, or extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(i) revaluation by the Company or any of its Subsidiaries of any of its assets (whether tangible or intangible), including writing down the value of inventory or writing off notes or accounts receivable;

(j) declaration, setting aside or payment of a dividend or other distribution (whether in cash, stock or property) in respect of any Company Capital Stock or the capital stock of any Subsidiary, or any split, combination or reclassification in respect of any shares of Company Capital Stock or the capital stock of any Subsidiary, or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock or the capital stock of any Subsidiary, or any direct or indirect repurchase, redemption, or other acquisition by the Company of any shares of Company Capital Stock or the capital stock of any Subsidiary (or options, warrants or other rights convertible into, exercisable or exchangeable therefor), except in accordance with the agreements evidencing Company Options;

(k) increase in or other change to the salary or other compensation payable or to become payable by the Company or any of its Subsidiaries to any of their respective officers, directors, employees or advisors, or the declaration, payment or commitment or obligation of any kind for the payment (whether in cash or equity) by the Company or any of its Subsidiaries of a severance payment, termination payment, bonus or other additional salary or compensation to any such Person;

(l) agreement, contract, covenant, instrument, lease, license or commitment to which the Company or any of its Subsidiaries is a party or by which it or any of its assets (whether tangible or intangible) are bound or any termination, extension, amendment or modification of the terms of any agreement, contract, covenant, instrument, lease, license or commitment to which the Company or any of its Subsidiaries is a party or by which it or any of their assets are bound;

(m) sale, lease, license or other disposition of any of the assets (whether tangible or intangible) or properties of the Company or any of its Subsidiaries, including the sale of any accounts receivable of the Company or any of its Subsidiaries but excluding the sale of any Company products in accordance with the Company’s standard terms in the ordinary course of business consistent with past practices, or any creation of any security interest in such assets or properties;

(n) loan by the Company or any of its Subsidiaries to any Person, or purchase by the Company or any of its Subsidiaries of any debt securities of any Person or amendment to the terms of any outstanding loan agreement;

(o) incurring by the Company or any of its Subsidiaries of any indebtedness, amendment of the terms of any outstanding loan agreement, guaranteeing by the Company or any of its Subsidiaries of any indebtedness, issuance or sale of any debt securities of the Company or any of its Subsidiaries or guaranteeing of any debt securities of others, except for trade payables incurred in the ordinary course of business consistent with past practices and advances to employees for travel and business expenses in the ordinary course of business consistent with past practices;

(p) waiver or release of any right or claim of the Company or any of its Subsidiaries, including any write-off or other compromise of any account receivable of the Company or any of its Subsidiaries;

(q) commencement or settlement of any lawsuit by the Company or any of its Subsidiaries, the commencement, settlement, notice or, to the Knowledge of the Company or the Shareholders, threat of any lawsuit or proceeding or other investigation against the Company or any of its Subsidiaries or relating to any of their businesses, properties or assets, or any reasonable basis for any of the foregoing;

(r) notice of any claim or potential claim of ownership, interest or right by any Person other than the Company or any of its Subsidiaries of the Company Intellectual Property owned by or developed or created by the Company or any of its Subsidiaries or of infringement by the Company or any of its Subsidiaries of any other Person’s Intellectual Property;

(s) issuance, grant, delivery, sale or purchase, or proposal, contract or agreement to issue, grant, deliver, sell or purchase, by the Company or any of its Subsidiaries, of any shares of Company Capital Stock or shares of capital stock of any of its Subsidiaries or securities convertible into, or exercisable or exchangeable for, shares of Company Capital Stock or shares of capital stock of any of its Subsidiaries, or any subscriptions, warrants, options, rights or securities to acquire any of the foregoing, except for issuances of Company Capital Stock upon the exercise of options issued under the Plan;

(t) (i) sale, lease, license or transfer of any Company Intellectual Property or execution, modification or amendment of any agreement with respect to Company Intellectual Property with any Person or with respect to the Intellectual Property of any Person other than the sale of any Company products in accordance with the Company’s standard terms in the ordinary course of business consistent with past practices, or (ii) purchase or license of any Intellectual Property or execution, modification or amendment of any agreement with respect to the Intellectual Property of any Person, (iii) agreement or modification or amendment of an existing agreement with respect to the development of any Intellectual Property with a third party, or (iv) change in pricing or royalties set or charged by the Company or any of its Subsidiaries to its customers or licensees or in pricing or royalties set or charged by Persons who have licensed Intellectual Property to the Company or any of its Subsidiaries;

(u) agreement or modification to any Contract pursuant to which any other party is or was granted marketing, distribution, development, manufacturing or similar rights of any type or scope with respect to any products or technology of the Company or any of its Subsidiaries;

(v) event or condition of any character that has had a Company Material Adverse Effect;

(w) purchase or sale of any interest in real property, granting of any security interest in any real property or lease, license, sublease or other occupancy of any Leased Real Property or other real property by the Company or any of its Subsidiaries;

(x) acquisition by the Company or any Subsidiary or agreement by the Company or any Subsidiary to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or corporation, partnership, association or other business organization or division thereof, or other acquisition or agreement to acquire any assets or any equity securities that are material, individually or in the aggregate, to the business of the Company or its Subsidiaries;

(y) grant by the Company or any Subsidiary of any severance or termination pay (in cash or otherwise) to any Employee, including any officer, except payments made pursuant to written agreements disclosed in the Disclosure Schedule;

(z) adoption or amendment of any Company Employee Plan, execution or amendment of any Employee Agreement, or payment or agreement by the Company or any Subsidiary to pay any bonus or special remuneration to any director or Employee, or increase or modify the salaries, wage rates or other compensation (including any equity-based compensation) of any Employee;

(aa) execution of any strategic alliance, affiliate or joint marketing arrangement or agreement by the Company or any Subsidiary;

(bb) any action to accelerate the vesting schedule of any Company Options, Company Unvested Common Stock or Company Warrants;

(cc) hiring, promotion, demotion or termination or other change to the employment status or title of any Employees;

(dd) alteration of any interest of the Company or any Subsidiary in a Subsidiary or any corporation, association, joint venture, partnership or business entity in which the Company or any Subsidiary directly or indirectly holds any interest;

(ee) cancellation, amendment or renewal of any insurance policy of the Company or any Subsidiary; or

(ff) agreement by the Company or any of its Subsidiaries, or any officer or employees on behalf of the Company or any of its Subsidiaries, to do any of the things described in the preceding clauses (a) through (ee) of this Section 2.10 (other than negotiations with Purchaser and the Shareholders and their representatives regarding the transactions contemplated by this Agreement and any Related Agreements).

2.11 Accounts Receivable.

(a) Section 2.11(a) of the Disclosure Schedule sets forth a list of all accounts receivable of the Company and its Subsidiaries as of the Balance Sheet Date, together with an aging schedule indicating a range of days elapsed since invoice.

(b) All of the accounts receivable of the Company and its Subsidiaries arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied, are not subject to any valid set-off or counterclaim, do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement and are collectible except to the extent of reserves therefor set forth in the Current Balance Sheet or, for receivables arising subsequent to the Balance Sheet Date, as reflected on the books and records of the Company (which are prepared in accordance with GAAP consistently applied). No Person has any Lien on any accounts receivable of the Company and its Subsidiaries and no request or agreement for deduction or discount has been made with respect to any accounts receivable of the Company and its Subsidiaries.

2.12 Tax Matters.

(a) Definition of Taxes. For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean (i) any and all federal, provincial, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 2.12(a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 2.12(a) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligation under any agreement or arrangement with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.

(b) Tax Returns and Audits.

(i) The Company and each of its Subsidiaries have (a) prepared and timely filed all required federal, state, provincial, local, municipal and foreign returns, estimates, information statements and reports (“Returns”) relating to any and all Taxes concerning or attributable to the Company or any of its Subsidiaries or their respective operations and such Returns are true and correct and have been completed in accordance with applicable law and (b) timely paid all Taxes it is required to pay.

(ii) The Company and each of its Subsidiaries have withheld with respect to their respective Employees and other third parties, all federal, provincial, state and foreign Taxes required to be withheld, and, to the extent required, have timely paid such Taxes withheld over to the appropriate authorities.

(iii) Neither the Company nor any of its Subsidiaries has been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed in writing against the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv) No audit or other examination of any Return of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any request for such an audit or other examination.

(v) Neither the Company nor any of its Subsidiaries has any liabilities for unpaid Taxes for any period or portion of any period ending on or before the Balance Sheet Date which have not been accrued or reserved on the Current Balance Sheet, whether asserted or unasserted, contingent or otherwise, and neither the Company nor any of its Subsidiaries has incurred any liability for Taxes since the Balance Sheet Date other than in the ordinary course of business.

(vi) The Company has made available to Purchaser or its legal counsel, copies of all Returns for the Company and its Subsidiaries filed for all periods ending during the five year period preceeding the Initial Closing Date.

(vii) There are (and immediately following the Initial Closing there will be) no Liens on the assets of the Company or any of its Subsidiaries relating to or attributable to Taxes other than Liens for Taxes not yet due and payable. Neither the Company, any of its Subsidiaries nor any Shareholder has Knowledge of any basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of the Company or any of its Subsidiaries.

(viii) Neither the Company nor any of its Subsidiaries are “engaged in a trade or business within the United States” or maintain a “permanent establishment” in the United States.

(ix) Neither the Company nor any of its Subsidiaries is a party to any Tax sharing, indemnification or allocation agreement nor does the Company or any of its Subsidiaries owe any amount under any such agreement.

(x) For purposes of the Income Tax Act (Canada), each of the Company’s and its Subsidiaries’ Tax basis in its assets for purposes of determining its future amortization, depreciation and other federal and provincial income Tax deductions is accurately reflected on the Company’s and its Subsidiaries’ Tax books and records, and the Company’s and its Subsidiaries’ losses, if any, for federal and provincial income tax purposes are accurately reflected on the Company’s and its Subsidiaries’ Tax books and records.

(xi) No adjustment relating to any Return filed by the Company or any of its Subsidiaries has been proposed formally or, to the Knowledge of the Company or any Shareholder, informally by any Tax authority to the Company or any of its Subsidiaries or any representative thereof.

(xii) Each of the Company and its Subsidiaries has remitted to the appropriate Tax authority when required by law to do so all amounts collected by it on account of Taxes under Part IX of the Excise Tax Act (Canada) and any similar provincial legislation and in respect of retail sales Tax.

(xiii) To the Company’s Knowledge, no circumstances exist which would make the Company or any of its Subsidiaries subject to the application of any of Sections 79 to 80.04 of the Income Tax Act (Canada). Neither the Company not any of its Subsidiaries has acquired property of services from or disposed of property or provided services to, a Person with whom it does not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) for an amount that is other than the fair market value of such property or services, or has been deemed to have done so for purposes of the Income Tax Act (Canada).

(xiv) Neither the Company nor any of its Subsidiaries has deducted any amounts in computing its income in a taxation year that may be included in a subsequent taxation year under Section 78 of the Income Tax Act (Canada).

(xv) The Company is and has at all times been resident for Tax purposes in its place of incorporation or formation and is not and has not at any time been treated as resident in any other jurisdiction for any Tax purpose (including any double taxation arrangement). The Company is not subject to Tax in any jurisdiction other than its place of incorporation or formation by virtue of having a permanent establishment or other place of business or by virtue of having a source of income in that jurisdiction, except for income earned from services for which any income Tax is satisfied through withholding. The Company is not liable for any Tax as the agent of any other Person or business and does not constitute a permanent establishment or other place of business of any other Person, business or enterprise for any Tax purpose.

(c) Executive Compensation Tax. There is no Contract to which the Company or any of its Subsidiaries is a party, including the provisions of this Agreement, covering any employee or former employee of the Company or any of its Subsidiaries, which, individually or collectively, could give rise to the payment of any amount that would not be deductible.

2.13 Restrictions on Business Activities. There is no agreement (non-competition or otherwise), commitment, judgment, injunction, order or decree to which the Company or any of its

Subsidiaries is a party or otherwise binding upon the Company or any of its Subsidiaries which has or may reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company or any of its Subsidiaries, any acquisition of property (tangible or intangible) by the Company or any Subsidiaries, the conduct of business by the Company or any of its Subsidiaries, or otherwise limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business or to compete with any Person. Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries has entered into any agreement under which the Company or any of its Subsidiaries is restricted from selling, licensing, manufacturing or otherwise distributing any of its technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market.

2.14 Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment; Customer Information.

(a) Neither the Company nor any of its Subsidiaries owns any real property, nor has the Company or any of its Subsidiaries ever owned any real property. Section 2.14(a) of the Disclosure Schedule sets forth a list of all real property currently leased, subleased or licensed by or from the Company or any of its Subsidiaries or otherwise used or occupied by the Company or any of its Subsidiaries for the operation of their business (the “Leased Real Property”), the name of the lessor, licensor, sublessor, master lessor and/or lessee the date and term of the lease, license, sublease or other occupancy right and each amendment thereto and, with respect to any current lease, license, sublease or other occupancy right the aggregate annual rental payable thereunder.

(b) The Company has provided Purchaser true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof (“Lease Agreements”); and there are no other Lease Agreements for real property affecting the Leased Real Property or to which Company or any of its Subsidiaries is bound, other than those identified in Section 2.14(a) of the Disclosure Schedule. All such Lease Agreements are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default, no rentals are past due, or event of default (or event which with notice or lapse of time, or both, would constitute a default). Neither the Company nor any of its Subsidiaries has received any notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied and withdrawn. The Initial Closing will not affect the enforceability against any Person of any such Lease Agreement or the rights of the Company or any of its Subsidiaries to the continued use and possession of the Leased Real Property for the conduct of business as presently conducted. The Company or any of its Subsidiaries currently occupies all of the Leased Real Property for the operation of its business. There are no other parties occupying, or with a right to occupy, the Leased Real Property. Neither the Company nor any of its Subsidiaries owes brokerage commissions or finders fees with respect to any such Leased Real Property or would owe any such fees if any existing Lease Agreement were renewed pursuant to any renewal options contained in such Lease Agreements.

(c) The Leased Real Property is in good operating condition and repair, and to the Knowledge of the Company, is structurally sufficient and otherwise suitable for the conduct of the business as presently conducted.

(d) The Company and each of its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except (i) as reflected in the Current Balance Sheet, (ii) Liens for Taxes not yet due and payable, and (iii) such imperfections of title and encumbrances, if any, which do not detract from the value or interfere with the present use of the property subject thereto or affected thereby.

(e) Section 2.14(e) of the Disclosure Schedule lists all material items of equipment (the “Equipment”) owned or leased by the Company or any of its Subsidiaries, and such Equipment is (i) adequate for the conduct of the business of the Company and its Subsidiaries as currently conducted and as currently contemplated to be conducted and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.

(f) The Company and each of its Subsidiaries has sole and exclusive ownership, free and clear of any Liens, of all customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to its current and former customers (the “Customer Information”). No Person other than the Company or its wholly owned Subsidiaries possesses any claims or rights with respect to use of the Customer Information other than customer contact information.

2.15 Intellectual Property.

(a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Intellectual Property” shall mean any or all of the following (i) works of authorship including computer programs, source code, and executable code, whether embodied in software, firmware or otherwise, architecture, documentation, designs, files, records, and data, (ii) inventions (whether or not patentable), discoveries, improvements, and technology, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections and technical data, (v) logos, trade names, trade dress, trademarks and service marks, (vi) domain names, web addresses and sites, (vii) tools, methods and processes, (viii) devices, prototypes, schematics, breadboards, netlists, maskworks, test methodologies, verilog files, emulation and simulation reports, test vectors and hardware development tools, and (ix) any and all instantiations of the foregoing in any form and embodied in any media.

“Intellectual Property Rights” shall mean worldwide common law and statutory rights associated with (i) patents and patent applications, (ii) copyrights, copyright registrations and copyright applications, “moral” rights and mask work rights, (iii) the protection of trade and industrial secrets and confidential information, (iv) other proprietary rights relating to intangible intellectual property, (v) trademarks, trade names and service marks, (vi) analogous rights to those set forth above, and (vii) divisions, continuations, renewals, reissuances and extensions of the foregoing (as applicable).

“Company Intellectual Property” shall mean any and all Intellectual Property and Intellectual Property Rights that are owned by or exclusively licensed to the Company or its Subsidiaries.

“Registered Intellectual Property” shall mean Intellectual Property and Intellectual Property Rights that have been registered, filed, certified or otherwise perfected or recorded with or by any state, government or other public or quasi-public legal authority.

(b) Section 2.15(b)(1) of the Disclosure Schedule (i) lists all Registered Intellectual Property owned by, or filed in the name of, the Company or its Subsidiaries (the “Company Registered Intellectual Property”) and (ii) lists any proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) in which any of the Company Registered Intellectual Property is involved. Section 2.15(b)(2) of the Disclosure Schedule lists all products, technologies and services (including products, technologies and services currently under development) of the Company currently owned, exclusively licensed or offered for sale by the Company or its Subsidiaries.

(c) Each item of Company Registered Intellectual Property is valid and subsisting, and all necessary registration, maintenance and renewal fees in connection with existing registrations of such Company Registered Intellectual Property have been paid and all necessary documents and certificates in connection with existing registrations of such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property. There are no actions that must be taken by the Company or any of its Subsidiaries within 60 days of the Initial Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Registered Intellectual Property. For each product, technology or service of the Company or any of its Subsidiaries that constitutes or includes Intellectual Property, the Company and each of its Subsidiaries have taken appropriate measures to make all such Intellectual Property Registered Intellectual Property. In each case in which the Company or any of its Subsidiaries has acquired ownership of any Intellectual Property Rights from any Person, the Company or such Subsidiary, as the case may be, has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property and the associated Intellectual Property Rights to the Company or such Subsidiary, as the case may be, to the maximum extent provided for by applicable laws and regulations.

(d) All Company Intellectual Property will be fully transferable, alienable or licensable by the Company immediately following the Initial Closing to the same extent immediately prior to the Initial Closing without restriction and without payment of any kind to any third party.

(e) The interest of the Company or its Subsidiaries, as the case may be, in each item of Company Intellectual Property, including all Company Registered Intellectual Property listed in Section 2.15(b) of the Disclosure Schedule, and all Intellectual Property licensed to the Company or its Subsidiaries, is free and clear of any Liens other than those set forth on Section 2.15(e) of the Disclosure Schedule. The Company is the exclusive owner or exclusive licensee of all Company Intellectual Property.

(f) To the extent that any Company Intellectual Property has been developed or created independently or jointly by any Person other than the Company or any of its Subsidiaries for which the Company or any of its Subsidiaries has, directly or indirectly, provided consideration for such development or creation, the Company or such Subsidiary, as the case may be, has a written agreement with such Person with respect thereto, and the Company or such Subsidiary, as the case may be, thereby has obtained ownership of, and is the exclusive owner of, all such Intellectual Property therein and associated Intellectual Property Rights by operation of law or by valid assignment, and has required the waiver of all non-assignable rights, including all author or moral rights.

(g) Neither the Company nor any of its Subsidiaries has (i) transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property or Intellectual Property Rights that is or was Company Intellectual Property, to any other Person or (ii) permitted the Company’s or any of its Subsidiaries’ rights in such Company Intellectual Property to enter into the public domain.

(h) All Company Intellectual Property owned by the Company or its Subsidiaries was written and created solely by either (i) employees of the Company acting within the scope of their employment who have validly and irrevocably assigned all of their rights, including all Intellectual

Property Rights therein, to the Company or (ii) by third parties who have validly and irrevocably assigned all of their rights, including all Intellectual Property Rights therein, to the Company, and no third party owns or has any rights to any of the Company Intellectual Property.

(i) Other than (i) the public or open source technology listed in Section 2.15(u) of the Disclosure Schedule, (ii) commercially available off-the-shelf software licensed to the Company or any of its Subsidiaries with an individual replacement value of less than $1,500, and (iii) the licenses set forth on Section 2.15(i) of the Disclosure Schedule, the Company Intellectual Property constitutes all of the Intellectual Property and Intellectual Property Rights used in or necessary to the business of the Company as it currently is conducted or planned to be conducted by the Company, including the design, development, manufacture, use, import and sale of any product, technology or service (including products, technology or services currently under development).

(j) Other than (i) the public or open source technology listed in Section 2.15(u) of the Disclosure Schedule and (ii) other non-exclusive licenses and related agreements with respect thereto of the Company’s products to end-users pursuant to written agreements that have been entered into in the ordinary course of business that do not materially differ in substance from the Company’s standard form(s) of end-user license including attachments (which is or are included in Section 2.15(j) of the Disclosure Schedule), Section 2.15(j) of the Disclosure Schedule lists all contracts, licenses and agreements to which the Company or any of its Subsidiaries is a party and have granted any rights to a third party with respect to any Intellectual Property and Intellectual Property Rights.

(k) No third party that has licensed Intellectual Property or Intellectual Property Rights to the Company or any of its Subsidiaries has ownership rights or license rights to improvements or derivative works made by the Company or any of its Subsidiaries in such Intellectual Property that has been licensed to the Company or any of its Subsidiaries.

(l) Other than (i) the public or open source technology listed in Section 2.15(u) of the Disclosure Schedule and (ii) other non-exclusive licenses and related agreements with respect thereto of the Company’s products to end-users pursuant to written agreements that have been entered into in the ordinary course of business that do not materially differ in substance from the Company’s standard form(s) of end-user license including attachments (which is or are included in Section 2.15(l) of the Disclosure Schedule), Section 2.15(l) of the Disclosure Schedule lists all contracts, licenses and agreements between the Company or any of its Subsidiaries and any other Person wherein or whereby the Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by the Company, any of its Subsidiaries or such other Person of the Intellectual Property Rights of any Person other than the Company or any of its Subsidiaries.

(m) There are no contracts, licenses or agreements between the Company or any of its Subsidiaries and any other Person with respect to Company Intellectual Property or other Intellectual Property used in and/or necessary to the conduct of the business as it is currently conducted or planned to be conducted by the Company under which there is any proceeding pending or, to the Knowledge of the Company, any dispute regarding the scope of such agreement, or performance under such agreement including with respect to any payments to be made or received by the Company or any of its Subsidiaries thereunder.

(n) The operation of the business of the Company and its Subsidiaries as it is currently conducted, or is contemplated to be conducted, by the Company and its Subsidiaries, including the design, development, use, import, branding, advertising, promotion, marketing, manufacture and sale of any product, technology or service (including products, technology or services currently under development) of the Company does not infringe or misappropriate, any Intellectual Property Rights of any Person, violate any right of any Person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction, and neither the Company nor any of its Subsidiaries has received notice from any Person claiming that such operation or any act, any product, technology or service (including products, technology or services currently under development) or Intellectual Property of the Company or any of its Subsidiaries infringes or misappropriates any Intellectual Property Rights of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does the Company or any of the Shareholders have Knowledge of any basis therefor).

(o) Neither this Agreement nor the transactions contemplated by this Agreement will result in: (i) Purchaser (as a result of acquiring the Company Shares contemplated hereunder) or the Company granting to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to, any of them pursuant to any Company Contract, (ii) Purchaser (as a result of acquiring the Company Shares contemplated hereunder) or the Company, being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses pursuant to any Company Contract, or (iii) Purchaser (as a result of acquiring the Company Shares contemplated hereunder) or the Company being obligated to pay any royalties or other material amounts to either third party in excess of those payable by any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby pursuant to any Company Contract.

(p) To the Knowledge of the Company or the Shareholders, no Person is infringing or misappropriating any Company Intellectual Property.

(q) Each of the Company and its Subsidiaries has taken all reasonable steps that are required or necessary to protect the Company’s rights in confidential information and trade secrets of the Company and any of its Subsidiaries or provided by any other Person to the Company or any of its Subsidiaries. Without limiting the foregoing, (i) each of the Company and its Subsidiaries has, and enforces, a policy requiring each current and former employee to execute proprietary information, confidentiality and assignment agreements substantially in the Company’s standard form for employees (a copy of which is attached as Schedule 2.15(q)(i) hereto (the “Proprietary Information Agreement”)), (ii) each of the Company and its Subsidiaries has, and enforces, a policy requiring each current and former consultant or contractor to execute a consulting agreement containing proprietary information, confidentiality and assignment provisions substantially in the Company’s standard form for consultants or contractors (a copy of which is attached as Schedule 2.15(q)(ii) hereto (the “Consultant Proprietary Information Agreement”)) and (iii) all current and former employees, consultants and contractors of the Company or any Subsidiary have executed a Proprietary Information Agreement or a Consultant Proprietary Information Agreement, as appropriate.

(r) No Company Intellectual Property, Intellectual Property Rights or service of the Company or any of its Subsidiaries is subject to any proceeding that has been served or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or any of its Subsidiaries or may affect the validity, use or enforceability of such Company Intellectual Property.

(s) To the Knowledge of the Company or the Shareholders, no (i) product, technology, service or publication of the Company or any of its Subsidiaries, (ii) material published or distributed by the Company or any of its Subsidiaries, or (iii) conduct or statement of the Company or any of its Subsidiaries constitutes obscene material, a defamatory statement or material, false advertising or otherwise violates any law or regulation.

(t) (i) (a) No government funding, facilities or resources of a university, college, other educational institution or research center was used by the Company or any of its Subsidiaries, or to the Knowledge of the Company any third party, in the development of the Company Intellectual Property and (b) no Governmental Entity, university, college, other educational institution or research center has any claim or right in or to the Company Intellectual Property.

(ii) No current or former employee, consultant or independent contractor of the Company or any of its Subsidiaries who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, has performed services for the government, a university, college or other educational institution, or a research center, during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or any of its Subsidiaries.

(u) Section 2.15(u) of the Disclosure Schedule sets forth all Intellectual Property of the Company or any of its Subsidiaries, of a third party or in the public domain, that constitutes open source, public source or freeware Intellectual Property, or any modification or derivative thereof, including any version of any software licensed pursuant to any GNU general public license or limited general public license, that was used in, incorporated into, integrated or bundled with any Intellectual Property that is, or was, incorporated in or used in the development or compilation of any products or technology of the Company or any of its Subsidiaries.

(v) Except for the warranties and indemnities contained in those contracts and agreements set forth in Section 2.15(l) of the Disclosure Schedule and warranties implied by law, neither the Company nor any of its Subsidiaries has given any warranties or indemnities relating to products or technology sold or services rendered by the Company or any of its Subsidiaries.

(w) The Company has provided Purchaser a schedule of product releases which schedule is included in Section 2.15(w) of the Disclosure Schedule. The Company has a good faith reasonable belief that it can achieve the release of products on such schedule of product releases and is not currently aware of any change in its circumstances or other fact that has occurred that would cause it to believe that it will be unable to meet such release schedule.

2.16 Agreements, Contracts and Commitments. Except as set forth in Section 2.16 of the Disclosure Schedule (specifying the appropriate paragraph):

(a) neither the Company nor any of its Subsidiaries is a party to, nor is it bound by:

(i) any employment, contractor or consulting agreement, contract or commitment with an employee or individual consultant, contractor, or salesperson, any agreement, contract or commitment to grant any severance or termination pay (in cash or otherwise) to any employee, or any contractor, consulting or sales agreement, contract, or commitment with a firm or other organization;

(ii) any agreement or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iii) any fidelity or surety bond or completion bond;

(iv) any lease of personal property having a value in excess of $10,000 individually or $50,000 in the aggregate;

(v) any agreement of indemnification or guaranty;

(vi) any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $10,000 individually or $50,000 in the aggregate;

(vii) any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company’s business;

(viii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

(ix) any purchase order or contract for the purchase of materials involving in excess of $10,000 individually or $50,000 in the aggregate;

(x) any construction contracts;

(xi) any dealer, distribution, joint marketing, strategic alliance, affiliate or development agreement;

(xii) any agreement, contract or commitment to alter the Company’s interest in any Subsidiary, corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest;

(xiii) any sales representative, original equipment manufacturer, manufacturing, value added, remarketer, reseller, or independent software vendor, or other agreement for use or distribution of the products, technology or services of the Company or any of its Subsidiaries;

(xiv) any other agreement, contract or commitment that involves $10,000 individually or $50,000 in the aggregate or more and is not cancelable without penalty within 30 days.

(b) Each Contract to which the Company or any of its Subsidiaries is a party or any of their respective properties or assets (whether tangible or intangible) is subject is a valid and binding agreement of the Company or its Subsidiaries, as the case may be, enforceable against each of the parties thereto in accordance with its terms, and is in full force and effect with respect to the Company or the applicable Subsidiary and, to the Knowledge of the Company and the Shareholders, any other party thereto. The Company and each of its Subsidiaries are in compliance with and have not breached, violated or defaulted under, or received notice that they have breached, violated or defaulted under, any of the terms or conditions of any such Contract, nor to the Knowledge of the Company or the Shareholders is any party obligated to the Company or any of its Subsidiaries pursuant to any such Contract subject to any breach, violation or default thereunder, nor does the Company or any Shareholder have Knowledge of any event that with the lapse of time, giving of notice or both would constitute such a breach, violation or default by the Company, its Subsidiaries or any such other party. True and complete copies of each Contract disclosed in the Disclosure Schedule or required to be disclosed pursuant to this Section 2.16 (each a “Material Contract” and collectively, the “Material Contracts”) have been delivered to Purchaser.

(c) The Company and each of its Subsidiaries have fulfilled all material obligations required pursuant to each Contract to have been performed by the Company prior to the date hereof, and to the Knowledge of the Company and the Shareholders, without giving effect to the Acquisition, the Company will fulfill, when due, all of its obligations under the Material Contracts that remain to be performed after the date hereof.

(d) All outstanding indebtedness of the Company or its Subsidiaries may be prepaid without penalty.

2.17 Interested Party Transactions. No officer, director, Shareholder or other shareholder of the Company or any of its Subsidiaries (nor to the Knowledge of the Company or the Shareholders any ancestor, sibling, descendant or spouse of any of such Persons, or any trust, partnership or corporation in which any of such Persons has or has had an interest), has or has had, directly or indirectly, (i) an interest in any entity which furnished or sold, or furnishes or sells, services, products, technology or Intellectual Property that the Company or any of its Subsidiaries furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any entity that purchases from or sells or furnishes to the Company or any of its Subsidiaries, any goods or services or (iii) a beneficial interest in any Contract to which the Company or any of its Subsidiaries is a party; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any entity” for purposes of this Section 2.17. There are no agreements, contracts, or commitments with regard to contribution or indemnification between or among any of the Shareholders.

2.18 Governmental Authorization. Each consent, license, permit, grant or other authorization (i) pursuant to which the Company or any of its Subsidiaries currently operates or holds any interest in any of their respective properties or (ii) which is required for the operation of the Company’s or any of its Subsidiaries’ business as currently conducted or currently contemplated to be conducted or the holding of any such interest (collectively, “Company Authorizations”) has been issued or granted to the Company or any of its Subsidiaries, as the case may be. The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company and its Subsidiaries to operate or conduct their respective businesses or hold any interest in their respective properties or assets.

2.19 Litigation. There is no action, suit, claim or proceeding of any nature pending, or to the Knowledge of the Company or any of the Shareholders, threatened, against the Company or any of its Subsidiaries, their properties (tangible or intangible) or any of their officers or directors, nor to the Knowledge of the Company or the Shareholders is there any reasonable basis therefor. There is no investigation or other proceeding pending or, to the Knowledge of the Company or any of the Shareholders, threatened, against the Company or any of its Subsidiaries, any of their respective properties (tangible or intangible) or any of their officers or directors by or before any Governmental Entity, nor to the Knowledge of the Company or any of the Shareholders is there any reasonable basis therefor. No Governmental Entity has at any time challenged or questioned the legal right of the Company or any of its Subsidiaries to conduct their respective operations as presently or previously conducted or as currently contemplated to be conducted. There is no action, suit, claim or proceeding of any nature pending or, to the Knowledge of the Company or any of the Shareholders, threatened, against any Person who has a contractual right or a right pursuant to Delaware Law to indemnification from the Company related to facts and circumstances existing prior to the Initial Closing, nor are there, to the Knowledge of the Company or any of the Shareholders, any facts or circumstances that would give rise to such an action, suit, claim or proceeding.

2.20 Minute Books. The minutes of the Company and each of its Subsidiaries delivered to counsel for Purchaser contain complete and accurate records of all actions taken, and all meetings held, by the stockholders, the Board of Directors of the Company and its Subsidiaries (and any committees thereof) since the time of incorporation of the Company and each of its Subsidiaries, as the case may be. At the Initial Closing, the minute books of the Company and each of its Subsidiaries will be in the possession of the Company.

2.21 Environmental Matters.

(a) Hazardous Material. Neither the Company nor any of its Subsidiaries has: (i) operated any underground storage tanks at any property that the Company or any of its Subsidiaries has at any time owned, operated, occupied or leased or (ii) released any amount of any substance that has been designated by any Governmental Entity or by applicable international, national, federal, state, provincial or local law to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment, including PCBs, asbestos, petroleum and urea-formaldehyde, and all substances listed as harardous substances or contaminants pursuant to the Environmental Protection Act (Ontario) or any other applicable federal, provincial or municipal laws or constituting a hazardous waste (a “Hazardous Material”), but excluding office and janitorial supplies properly and safely maintained. No Hazardous Materials are present in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company or any of its Subsidiaries has at any time owned, operated, occupied or leased.

(b) Hazardous Materials Activities. Neither the Company nor any of its Subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed their employees or others to Hazardous Materials in violation of any law or in a manner that would result in liability to the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to herein as “Hazardous Materials Activities”) in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

(c) Permits. The Company and each of its Subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the “Environmental Permits”) necessary for the conduct of their Hazardous Material Activities, and other businesses of each of the Company and each of its Subsidiaries as such activities and businesses are currently being conducted and as currently contemplated to be conducted.

(d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Knowledge of the Company or the Shareholders threatened, concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company or any of its Subsidiaries. Neither the Company nor any of the Shareholders has any Knowledge of any fact or circumstance which could involve the Company or any of its Subsidiaries result in any environmental litigation or liability which could reasonably be expected to impose upon the Company or any of its Subsidiaries any environmental liability.

(e) Reports and Records. The Company and each of its Subsidiaries have delivered to Purchaser all records in the Company’s or each such Subsidiary’s possession concerning the Hazardous Materials Activities of the Company and each of its Subsidiaries relating to their business and all environmental audits and environmental assessments of any Leased Real Property conducted at the request of, or otherwise in the possession of the Company or any of its Subsidiaries. The Company and each of its Subsidiaries have complied with all environmental disclosure obligations imposed by applicable law with respect to this transaction.

(f) Compliance with Environmental Laws. The Company and each of its Subsidiaries, the operation of its business, the property and assets owned, leased or used by the Company and each of its Subsidiaries and the use, maintenance and operation thereof have been and are in compliance with all Environmental Laws. The Company and each of its Subsidiaries has complied in all material respects with all reporting and monitoring requirements under all Environmental Laws. Neither the Company nor any of its Subsidiaries has received any notice of any non-compliance with any Environmental Laws, and neither the Company nor any of its Subsidiaries has ever been convicted of an offense for non-compliance with any Environmental Laws or been fined or otherwise sentenced or settled such prosecution short of conviction.

(g) Definition of Environmental Laws. As used herein “Environmental Laws” shall mean all applicable statutes, regulations, ordinances, by-laws and codes and all international treaties and agreements, now or hereinafter in existence in Canada (whether federal, provincial or municipal) and, to the extent applicable to the conduct of the Company’s business in the United States (whether federal, provincial, state or local) or any other jurisdiction in which the Company carries on business relating to the protection and preservation of the environment, occupational health and safety, product safety or product liability, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Federal Water Pollution Control Act, as amended, the Clean Air Act, as amended, the Environmental Protection Act (Ontario), as amended, the Canadian Environmental Protection Act, as amended, and the regulations promulgated pursuant to such laws.

2.22 Brokers’ and Finders’ Fees; Third Party Expenses. Neither the Company nor any of its Subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the Agreement or any transaction contemplated hereby, nor will Purchaser or the Company incur, directly or indirectly, any such liability based on arrangements made by or on behalf of the Company. Section 2.22 of the Disclosure Schedule sets forth the principal terms and conditions of any agreement, written or oral, with respect to such fees. Section 2.22 of the Disclosure Schedule sets forth the Company’s current reasonable estimate of all Third Party Expenses expected to be incurred by the Company or any of its Subsidiaries in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby.

2.23 Employee Benefit Plans and Compensation.

(a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Affiliate” shall have the meaning ascribed thereto in the Business Corporations Act (Ontario).

“Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, welfare benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including any arrangement for the benefit of Employees who perform services outside Canada, which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of any Employee, or with respect to which the Company or any Affiliate has or may have any liability or obligation.

“Employee” shall mean any current or former employee, consultant or director of the Company or any Affiliate.

“Employee Agreement” shall mean each management, employment, severance, consulting, contractor, relocation, repatriation, expatriation, loan, visa, work permit or other agreement, or contract (including, any offer letter or any agreement providing for acceleration of Company Options or Company Unvested Common Stock, or any other agreement providing for compensation or benefits) between the Company or any Affiliate and any Employee.

“Pension Plan” shall mean each Company Employee Plan which the Company is a party to or bound by or under which the Company has any liability or contingent liability, as listed and described in Section 2.23(b)(1) of the Disclosure Schedule.

(b) Schedule. Section 2.23(b)(1) of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Employee Agreement under each Company Employee Plan. The Company has separately provided to the Purchaser an accurate and complete list (the “Employee List”) of each Employee Agreement. Neither Company nor any of its Subsidiaries has made any plan or commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Purchaser in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement. The Employee List sets forth a table setting forth the name and salary of each employee of the Company and each of its Subsidiaries as of the date hereof. To the Knowledge of the Company and the Shareholders no employee listed on the Employee List intends to terminate his or her employment for any reason, other than in accordance with the employment arrangements provided for in this Agreement. Section 2.23(b)(3) of the Disclosure Schedule contains an accurate and complete list of all Persons that have a consulting or advisory relationship with the Company or any of its Subsidiaries.

(c) Documents. The Company and each of its Subsidiaries has provided to Purchaser (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including all amendments thereto and all related trust documents, (ii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iii) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, (iv) all material written agreements and contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts, (v) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability to the Company or any of its Subsidiaries, (vi) all correspondence to or from any governmental agency relating to any Company Employee Plan, (vii) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, and (viii) all discrimination tests for each Company Employee Plan for the three most recent plan years.

(d) Employee Plan Compliance. The Company and each of its Subsidiaries has performed all obligations required to be performed by them under, is not in default or violation of, and the Company and each of its Subsidiaries has no Knowledge of any default or violation by any other party to, any Company Employee Plan, and each Company Employee Plan has been established and maintained in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations. There are no actions, suits or claims pending or, to the Knowledge of the Company or the

Shareholders, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Initial Closing in accordance with its terms, without liability to Purchaser, the Company or any Affiliate (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or to the Knowledge of the Company or any Affiliates, threatened by any Governmental Entity with respect to any Company Employee Plan. The Company and each of its Subsidiaries have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.

(e) No Self-Insured Plan. Neither the Company nor any Affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insured plan that provides benefits to employees (including any such plan pursuant to which a stop-loss policy or contract applies).

(f) No Post-Employment Obligations. No Company Employee Plan or Employee Agreement provides, or reflects or represents any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any Person for any reason, except as may be required by applicable statute, and neither the Company nor any of its Subsidiaries has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other Person that such Employee(s) or other Person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefits, except to the extent required by statute.

(g) Effect of Transaction. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or any termination of employment or service in connection therewith will (i) result in any payment (including severance, golden parachute, bonus or otherwise), becoming due to any Employee, (ii) result in any forgiveness of indebtedness, (iii) materially increase any benefits otherwise payable by the Company or any Subsidiary, or (iv) result in the acceleration of the time of payment or vesting of any such benefits.

(h) Employment Matters. The Company and each of its Subsidiaries (i) is in compliance with all applicable foreign, federal, state, provincial and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, employee safety and wages and hours, and in each case, with respect to Employees, (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees, (iii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no action, suits, claims or administrative matters pending, threatened or reasonably anticipated against the Company, any of its Subsidiaries, or any of their Employees relating to any Employee, Employee Agreement or Company Employee Plan. There are no pending or threatened or reasonably anticipated claims or actions against Company, any of its Subsidiaries, any Company trustee or any trustee of any Subsidiary under any worker’s compensation policy. There is no Employee Agreement which cannot be terminated without notice and without penalty. Section 2.23(h) of the Disclosure Schedule lists all liabilities of the Company to any Employee, that would result from the termination by the Company, Purchaser or any of its Subsidiaries of such Employee’s employment, a change of control of the Company, or a combination thereof. To the Knowledge of the Company and the Shareholders, neither the Company nor any Affiliate has direct or indirect liability with respect to any misclassification of any Person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer. Without limiting the generality of the foregoing, the

Company is in compliance with and there are no legal proceedings or proceedings of any kind under the Employee Standards Act (Ontario), the Pay Equity Act (Ontario), the Labour Relations Act (Ontario), the Workplace Safety & Insurance Act, 1997 (Ontario), the Occupational Health and Safety Act (Ontario) and the Human Rights Code (Ontario).

(i) Labor. No work stoppage or labor strike against the Company or any of its Subsidiaries is pending, or to the Knowledge of the Company, or the Shareholders, threatened, or reasonably anticipated. The Company has no Knowledge of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending or threatened or reasonably anticipated relating to any labor matters involving any Employee, including charges of unfair labor practices. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the Labour Relations Act (Ontario). Neither the Company nor any of its Subsidiaries does presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries.

(j) No Interference or Conflict. To the Knowledge of the Company and the Shareholders, no shareholder, director, officer, Employee or consultant of the Company or any of its Subsidiaries is obligated under any contract or agreement, subject to any judgment, decree, or order of any court or administrative agency that would interfere with such Person’s efforts to promote the interests of the Company or any of its Subsidiaries or that would interfere with the Company’s business. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s business as presently conducted or proposed to be conducted nor any activity of such officers, directors, Employees or consultants in connection with the carrying on of the Company’s business or any of its Subsidiaries’ businesses as presently conducted or currently proposed to be conducted will, to the Knowledge of the Company and the Shareholders, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract or agreement under which any of such officers, directors, Employees, or consultants is now bound.

2.24 Insurance. Section 2.24 of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company, any of its Subsidiaries, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. There is no claim by the Company or any of its Subsidiaries pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that the Company, any of its Subsidiaries has a reason to believe will be denied or disputed by the underwriters of such policies or bonds. In addition, there is no pending claim of which its total value (inclusive of defense expenses) will exceed the policy limits. All premiums due and payable under all such policies and bonds have been paid, (or if installment payments are due, will be paid if incurred prior to the Initial Closing Date) and the Company, any of its Subsidiaries are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Such policies and bonds (or other policies and bonds providing substantially similar coverage) have been in effect since five years prior and remain in full force and effect. Neither the Company nor the Shareholders has any Knowledge or reasonable belief of threatened termination of, or premium increase with respect to, any of such policies. Neither the Company, any of its Subsidiaries nor any affiliate of either has ever maintained, established, sponsored, participated in or contributed to any self-insurance plan.

2.25 Compliance with Laws. The Company and each of its Subsidiaries has complied with, is not in violation of, and has not received any notices of violation with respect to, any foreign, federal, provincial, state or local statute, law or regulation, including any applicable licenses and permits for the export of the Company products.

2.26 Export Control Laws. The Company and each of its Subsidiaries has at all times conducted its export transactions in accordance with all applicable import/export controls in the countries in which the Company conducts business. Without limiting the foregoing:

(a) The Company and each of its Subsidiaries has obtained all export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings with any Governmental Entity required for (i) the export and reexport of products, services, software and technologies and (ii) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”);

(b) The Company and each of its Subsidiaries is in compliance with the terms of all applicable Export Approvals;

(c) There are no pending or, to the Company’s Knowledge, threatened claims against the Company or any Subsidiary with respect to such Export Approvals;

(d) To the Company’s Knowledge, there are no actions, conditions or circumstances pertaining to the Company’s or any Subsidiary’s export transactions that may give rise to any future claims; and

(e) No Export Approvals for the transfer of export licenses to Purchaser or the Company are required, or such Export Approvals can be obtained on reasonable terms.

(f) Section 2.26(f) of the Disclosure Schedule sets forth the true, complete and accurate export control classifications applicable to the Company’s products, services, software and technologies.

2.27 Competition Act (Canada). The aggregate value of the assets in Canada, determined as of such time and in such manner as is prescribed by the Competition Act (Canada) and the regulations thereto, that are owned by the Company and its Subsidiaries, other than assets that are shares of the of the Company’s Subsidiaries, does not exceed Cdn$50 million, and the gross revenues from sales in or from Canada, determined for such annual period and in such manner as is prescribed by the Competition Act (Canada) and the regulations thereto, generated from the assets referred to above, do not exceed Cdn$50 million.

2.28 Warranties; Indemnities. Except for the warranties and indemnities contained in those contracts and agreements set forth in Section 2.15(l) of the Disclosure Schedule and warranties implied by law, neither the Company nor any of its Subsidiaries has given any warranties or indemnities relating to products or technology sold or services rendered by the Company or any of its Subsidiaries.

2.29 Customers and Suppliers.

(a) Section 2.29(a) of the Disclosure Schedule lists all of the customers of the Company and its Subsidiaries, including for each customer the amount of revenues collected or accrued for the 12-month period ending on the Current Balance Sheet Date.

(b) Section 2.29(b) of the Disclosure Schedule lists all of the suppliers of the Company and its Subsidiaries, including for each supplier the cost of goods or services purchased for the 12-month period ending on the Current Balance Sheet Date.

(c) No such customer or supplier has (i) ceased or materially reduced its purchases from or sales or provision of services to the Company and its Subsidiaries since the beginning of such 12-month period, (ii) to the Knowledge of the Company and the Shareholders, threatened to cease or materially reduce such purchases or sales or provision of services, or (iii) to the Knowledge of the Company and the Shareholders, been threatened with bankruptcy or insolvency.

2.30 Complete Copies of Materials. The Company has delivered true and complete copies of each document (or summaries of same) that has been requested in writing by Purchaser or its counsel, including all Contracts and other documents listed on the Disclosure Schedule.

2.31 Representations Complete. None of the representations or warranties made by the Company or the Shareholders (as modified by the Disclosure Schedule) in this Agreement, and none of the statements made in any exhibit, schedule or certificate furnished by the Company or the Shareholders pursuant to this Agreement contains, or will contain at the Closing, any untrue statement of a material fact, or omits or will omit at the Closing to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

2.32 Information Statement. The information furnished on or in any document mailed, delivered or otherwise furnished to Shareholders by the Company in connection with the solicitation of their agreement to become a party to this Agreement and the Acquisition, will not contain, at or prior to the Closing, any untrue statement of a material fact and will not omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which made not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

Each of the Shareholders, severally but not jointly, hereby represents and warrants to Purchaser, subject to such exceptions as are specifically disclosed in the Disclosure Schedule and dated as of the date hereof, as follows:

3.1 Ownership of Company Capital Stock. Each Shareholder is the sole record and beneficial owner of the Company Capital Stock designated as being owned by such Shareholder opposite such Shareholder’s name in Section 2.2(a) of the Disclosure Schedule, except as otherwise noted in Section 2.2(a) of the Disclosure Schedule. Such Company Capital Stock is not subject to any Liens or to any rights of first refusal of any kind, and such Shareholder has not granted any rights to purchase such Company Capital Stock to any other Person. Each Shareholder has the sole right to transfer such Company Capital Stock to Purchaser. Such Company Capital Stock constitutes all of the Company Capital Stock owned, beneficially or of record, by such Shareholder, and such Shareholder has no options, warrants or other rights to acquire Company Capital Stock. Upon the Closing, in exchange for the consideration paid pursuant to Section 1.3(a) hereof, Purchaser will receive good title to all Company Capital Stock and all Shareholder Loans, subject to no Liens retained, granted or permitted by such Shareholder or the Company.

3.2 Absence of Claims by the Shareholders. Each Shareholder does not have any claim against the Company or any of its Subsidiaries whether present or future, contingent or unconditional, fixed or variable under any contract or on any other basis whatsoever, whether in equity or at law.

3.3 Litigation. There is no action, suit, claim or proceeding of any nature pending, or to the Knowledge of the Shareholder, threatened, against the Shareholder, nor to the Knowledge of the

Shareholder is there any reasonable basis therefor. There is no investigation or other proceeding pending or, to the Knowledge of the Shareholder, threatened, against the Shareholder by or before any Governmental Entity, nor to the Knowledge of the Shareholder is there any reasonable basis therefor. There is no action, suit, claim or proceeding pending or, to the Knowledge of the Shareholder, threatened, against the Shareholder with respect to which such Shareholder has a contractual right or a right to indemnification from the Company related to facts and circumstances existing prior to the Closing, nor, to the Knowledge of the Shareholder, are there any facts or circumstances that would give rise to such an action, suit, claim or proceeding.

3.4 Authority. Each Shareholder that is in an entity has all requisite power and authority and each Shareholder that is an individual has capacity to enter into this Agreement and any of the Related Agreements to which it or he, as the case may be, is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any of the Related Agreements to which such Shareholder is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of such Shareholder and no further action is required on the part of such Shareholder to authorize the Agreement and Related Agreements to which it is a party and the transactions contemplated hereby and thereby. This Agreement and each of the Related Agreements to which such Shareholder is a party has been duly executed and delivered to such Shareholder, and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of such Shareholder, enforceable against each such party in accordance with their respective terms.

3.5 No Conflict. The execution and delivery by each Shareholder of this Agreement and any of the Related Agreements to which such Shareholder is a party and the consummation of the transactions contemplated hereby and thereby will not, Conflict with (i) any provision of the charter documents of such Shareholder if such Shareholder is an entity, (ii) any material Contract to which such Shareholder or any of its properties or assets is subject or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such Shareholder or its properties or assets.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the Company and the Shareholders that on the date hereof, as follows:

4.1 Organization and Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

4.2 Authority. Purchaser has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement and any Related Agreements to which Purchaser is a party have been duly executed and delivered by Purchaser and constitute the valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms.

4.3 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, or any third party is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement and any Related Agreements to which Purchaser is a party or the consummation of the transactions contemplated hereby and thereby, except for such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not have a material adverse effect on the business, assets (including intangible assets), condition (financial or otherwise), results of operations or capitalization of Purchaser.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Confidentiality. Each of the parties hereto hereby agrees that the information obtained pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of the Confidentiality Agreement effective as of November 8, 2005 (the “Confidentiality Agreement”), between the Company and Purchaser. In this regard, the Company and the Shareholders acknowledge that the Purchaser Common Stock is publicly traded and that any information obtained during the course of its due diligence could be considered to be material non-public information within the meaning of federal and state securities laws. Accordingly, the Company and the Shareholders acknowledge and agree not to engage in any discussions, correspondence or transactions in the Purchaser Common Stock in violation of applicable securities laws.

5.2 Public Disclosure. Neither the Company, the Shareholders nor any of their respective representatives shall issue any statement or communication to any third party (other than its agents that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of Purchaser. Purchaser shall not issue any statement or communication to any third party (other than its agents that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without first consulting the Company, except that this restriction shall be subject to Purchaser’s obligation to comply with applicable securities laws and the rules of the Nasdaq Stock Market.

5.3 Reasonable Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to cause all conditions to the obligations of the other parties hereto to effect the Acquisition to occur, to obtain all necessary waivers, consents, approvals and other documents required to be delivered hereunder and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided, however, that Purchaser shall not be required to agree to (i) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of capital stock or of any business, assets or properties of Purchaser, its subsidiaries or affiliates or of the Company or its Subsidiaries, (ii) the imposition of any limitation on the ability of Purchaser, its subsidiaries or affiliates or the Company or its Subsidiaries to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses and, in the case of Purchaser, the businesses of the Company and its Subsidiaries, or (iii) the imposition of any impediment on Purchaser, its subsidiaries or affiliates or the Company or its Subsidiaries under any statute, rule, regulation, executive order, decree, order or other legal restraint governing competition, monopolies or restrictive trade practices (any such action described in (i), (ii) or (iii) above, an “Action of Divestiture”).

5.4 Notification of Certain Matters. The Company or any Shareholder, as the case may be, shall give prompt notice to Purchaser of: (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Company or any Shareholder, respectively and as the case may be, contained in this Agreement to be untrue or inaccurate at or prior to the Initial Closing and (ii) any failure of the Company or any Shareholder, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.4 shall not (a) limit or otherwise affect any remedies available to the party receiving such notice or (b) constitute an acknowledgment or admission of a breach of this Agreement. No disclosure by the Company or the Shareholders pursuant to this Section 5.4, however, shall be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

5.5 Additional Documents and Further Assurances. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the Acquisition and the transactions contemplated hereby.

5.6 Board Approval. The Board of Directors of the Company shall not alter, modify, change or revoke its unanimous approval of the Acquisition, this Agreement and the transactions contemplated hereby.

5.7 Acquisition Notification.

(a) To the extent applicable, as soon as may be reasonably practicable, the Company and Purchaser (and any applicable Shareholder) shall make all filings, notices, petitions, statements, registrations and submissions of information, application or submission of other documents required by any Governmental Entity in connection with the Acquisition and the transactions contemplated hereby. Each of Purchaser and the Company shall cause all documents that it is responsible for filing with any Governmental Entity under this Section 5.7 to comply in all material respects with applicable law.

(b) The Company and Purchaser (and/or any applicable Shareholder) each shall use commercially reasonable efforts and the Shareholders shall use best efforts to cause any applicable Shareholder to, and the Shareholders shall cause the Company to, promptly (i) supply the others with any information which reasonably may be required in order to effectuate such filings and (ii) supply any additional information which reasonably may be required by the competition or merger control authorities of any other jurisdiction and which the parties may reasonably deem appropriate. Except where prohibited by applicable law, the Company shall consult with Purchaser prior to taking a position with respect to any such filing, shall permit Purchaser to review and discuss in advance, and consider in good faith the views of Purchaser in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, other materials, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity in connection with any investigations or proceedings in connection with this Agreement or the transactions contemplated hereby, coordinate with Purchaser in preparing and providing such information and promptly provide Purchaser (and its counsel) copies of all filings, presentations and submissions (and a summary of oral presentations) made by the Company with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby. Where applicable, Purchaser shall have principal control over the strategy for interacting with such Governmental Entities in connection with the matters contained in this Section 5.7.

(c) Each of Purchaser and the Company shall notify the other promptly upon the receipt of (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all materials respect with, applicable law. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 5.7(a), Purchaser or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

(d) Notwithstanding anything to the contrary contained herein, Purchaser shall not be required to agree to any Action of Divestiture. Nothing herein shall require Purchaser to litigate with any Governmental Entity.

5.8 Notice to Holders of Company Options and Company Warrants. Within two business days following the date hereof, the Company shall deliver notice to the holders of Company Options and the holders of Company Warrants, which such notice shall be in compliance with the terms of such Company Options and Company Warrants, and take such action as necessary such that the Company Options and the Company Warrants, respectively, will be exercised in accordance with their existing terms, or in the case of out-of-the-money Company Options, exchanged for Company Class B Common Shares and become party to this Agreement within 30 days following the Initial Closing. Any materials to be submitted to the holders of Company Options and the holders of Company Warrants in connection with the notice required under this Section 5.8 shall be subject to review and approval by Purchaser.

5.9 Consents. The Company shall use all reasonable efforts to obtain all necessary consents, waivers and approvals of any parties to any Contract as are required thereunder in connection with the Acquisition or for any such Contracts to remain in full force and effect, all of which are required to be listed in Section 2.5 of the Disclosure Schedule, so as to preserve all rights of, and benefits to, the Company under such Contract from and after the Initial Closing. Such consents, waivers and approvals shall be in a form acceptable to Purchaser. In the event that the other parties to any such Contract, including lessor or licensor of any Leased Real Property, conditions its grant of a consent, waiver or approval (including by threatening to exercise a “recapture” or other termination right) upon the payment of a consent fee, “profit sharing” payment or other consideration, including increased rent payments or other payments under the Contract, the Company shall be responsible for making all payments required to obtain such consent, waiver or approval and shall indemnify, defend, protect and hold harmless Purchaser from all losses, costs, claims, liabilities and damages arising from the same and shall reflect such payment or consideration on the Closing Date Balance Sheet.

5.10 Termination of Agreements. The Company shall use its best efforts to terminate each of the agreements listed on Schedule 6.2(i) hereof (the “Terminated Agreements”), concurrent with or prior to Initial Closing, including sending all required notices, such that each such agreement shall be of no further force or effect immediately following the Initial Closing. Prior to Initial Closing, the Company shall have paid all amounts owed under the Terminated Agreements (as a result of the termination of the Terminated Agreements or otherwise), and the Company will not incur any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) under any Terminated Agreement following the Initial Closing Date.

5.11 Proprietary Information and Inventions Assignment Agreement. The Company shall use all reasonable efforts to cause each current and former employee of the Company or any Subsidiary who has not already done so to enter into and execute, and each person who becomes an employee of the Company or any Subsidiary after the date hereof and prior to the Initial Closing shall be required by the Company to enter into and execute, a Proprietary Information Agreement with the Company and each of its Subsidiaries effective as of such employee’s first date of employment or service. The Company shall use all reasonable efforts to cause each current and former consultant or contractor of the Company or any Subsidiary who has not already done so to enter into and execute, and each Person who becomes a consultant or contractor of the Company or any Subsidiary after the date hereof and prior to the Initial

Closing shall be required by the Company to enter into and execute, a Consultant Proprietary Information Agreement with the Company and each of its Subsidiaries effective as of such consultant or contractor’s first date of service.

5.12 New Employment Arrangements.

(a) Purchaser may require that certain Employees, including the Key Employees, enter into new employment arrangements with Purchaser and/or the Company, to be effective as of the Initial Closing Date, upon proof of a legal right to work. Such employment arrangements will (i) be set forth in offer letters on Purchaser’s standard form (each, an “Offer Letter”), (ii) be subject to and in compliance with Purchaser’s applicable policies and procedures, including employment background checks and the execution of Purchaser’s form of employee proprietary information agreement, governing employment conduct and performance, (iii) have terms, including the position and salary, which will be determined by Purchaser, and (iv) supersede any prior express or implied employment agreements, arrangement or offer letter in effect prior to the Initial Closing Date.

(b) Subsequent to the execution of this Agreement, the Company shall use all reasonable efforts to cause each Key Employee, and each Employee that becomes a Selected Employee to sign an Offer Letter, if requested by Purchaser, and to cause such Offer Letter to remain in full force and effect through the Initial Closing Date.

5.13 Purchaser Options. Purchaser shall grant to the Employees listed on Schedule 5.13 promptly following the Initial Closing the options to purchase shares of common stock of Purchaser as set forth on Schedule 5.13 pursuant to Purchaser’s Amended and Restated 1998 Equity Incentive Plan and related stock option grant agreement.

5.14 Resignation of Officers and Directors. The Company shall cause each officer and director of the Company and its Subsidiaries to execute a resignation and release letter in the form acceptable to Purchaser prior to the Initial Closing Date.

5.15 Closing Date Balance Sheet. The Company shall prepare and deliver the Closing Date Balance Sheet not less than two business days prior to the Initial Closing Date and shall cause the Closing Date Balance Sheet to be certified as true and correct in form acceptable to Purchaser by the Company’s Chief Financial Officer as of the Initial Closing Date.

5.16 Spreadsheet. The Company shall deliver to Purchaser a spreadsheet (the “Spreadsheet”) substantially in the form attached hereto as Schedule 5.16, which spreadsheet shall be certified as complete and correct by the Chief Executive Officer and Chief Financial Officer of the Company as of the Initial Closing and which shall include, among other things, as of the Initial Closing, all Shareholders that hold Company Capital Stock and their respective addresses, the number of Company Class A Shares and Common Shares held by such Persons (including the respective certificate numbers and the redemption amount applicable to each Company Class A Share), the date of acquisition of such shares, the amount, if any, to be paid by the Shareholder in settlement of outstanding Shareholder loans from the Company, the amount of cash to be deposited into the Escrow Fund on behalf of each holder, the Pro Rata Portion of the Escrow Fund and Earnout Amount applicable to each holder, and such other information relevant thereto which Purchaser may reasonably request. The Company shall deliver the Spreadsheet to Purchaser two business days prior to the Initial Closing Date.

5.17 FIRPTA Compliance. On the Initial Closing Date, the Company shall deliver to Purchaser a properly executed statement (a “FIRPTA Compliance Certificate”) in a form reasonably acceptable to Purchaser for purposes of satisfying Purchaser’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

5.18 Expenses. Whether or not the Acquisition is consummated, all fees and expenses incurred in connection with the Acquisition including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby (“Third Party Expenses”), shall be the obligation of the respective party incurring such fees and expenses. The Company shall provide Purchaser with a statement of Estimated Third Party Expenses showing detail of both the paid and unpaid Third Party Expenses incurred by the Company as of the Initial Closing Date not less than two business days prior to the Initial Closing Date (the “Statement of Expenses”) and the Statement of Expenses shall be certified as true and correct in form acceptable to Purchaser as of the Initial Closing Date by the Company’s Chief Financial Officer. The Statement of Expenses will reflect all Third Party Expenses incurred or expected to be incurred by the Company as a result of the negotiation and effectuation of this Agreement and the transactions contemplated hereby. Any Third Party Expenses incurred by the Company that are not reflected on the Statement of Expenses, and thus are not part of the Third Party Expense Adjustment Amount, if any (“Excess Third Party Expenses”), shall be paid out of the Escrow Amount and shall not be limited by any deductible amount provided for in the Escrow Agreement. Third Party Expenses shall not be incurred by the Company after the Initial Closing Date without the express prior written consent of Purchaser. No Subsidiary shall incur any Third Party Expenses.

5.19 Export Licenses. On the Initial Closing Date, the Company shall deliver to Purchaser any necessary Export Approval set forth in Section 2.26 of the Disclosure Schedule to the extent not currently held by the Company or to the extent that such determination does not apply to the Company’s current product line.

5.20 Residency. Each Shareholder shall deliver to Purchaser two business days prior to the Closing either (i) a statutory declaration to the effect that such Shareholder is not a non-resident of Canada for the purposes of the Income Tax Act (Canada) or (ii) a Section 116 Certificate with a certificate limit not less than the non-resident Shareholder’s Pro Rata Portion of the Total Closing Consideration, failing which the provisions of Section 1.10 hereof shall apply.

5.21 Change of Fiscal Year. Section 5.21 of the Disclosure Schedule sets forth a complete list of required third party notices and filings with Governmental Entities and related timing information required to effect a change in the Company’s fiscal year end to December 31.

5.22 Audit of Financial Statements.

(a) The Company, prior to the Initial Closing, and Purchaser, following the Initial Closing, will use all reasonable efforts to complete the audit of the Company’s 2005 year end financial statements in accordance with GAAP.

(b) Within five business days of receipt of the audit report with respect to such financial statements from the Company’s independent accountants, Purchaser shall notify in writing the Shareholders Representative and the Escrow Agent of the amount, if any, that the Company’s gross revenue for the fiscal year 2005 set forth in such financial statements is less than $13.5 million (any such difference, the “Gross Revenue Deficit”), with a copy of such audited financial statements.

(c) Purchaser shall deliver to the Shareholders Representative a draft version of the 2005 and 2006 fiscal year financial statements of the Company, together with the draft of the related audit report, and provide the Shareholder Representative with a period of not less than five business days to comment thereon prior to finalizing such financial statements.

5.23 Post-Closing Company Agreements. Following the Initial Closing, the Company will adopt and use the form of agreements attached hereto as Schedule 5.23, and will modify and amend any existing Contracts as provided for in Schedule 5.23.

5.24 Company Options. The Company will cause the holders of all outstanding Company Options to exchange such Company Options for shares of Company Class B Common Shares and become party to this Agreement prior to or within 30 days of the Initial Closing.

5.25 Hold Separate. Purchaser agrees to hold the Company separate as a subsidiary of Purchaser and not merge or consolidate the Company prior to December 31, 2006 without the prior written consent of the Shareholders Representative.

5.26 Post-Closing Conduct of Business of the Company. The parties acknowledge that following the Initial Closing the Company shall be subject to policies and procedures as determined by the Board of Directors of the Company, as amended from time to time, consistent with the generally applicable policies and procedures of Purchaser, as amended from time to time. Without limiting the foregoing, the Company shall obtain the prior written consent of Purchaser prior to any reduction in the number of Employees beyond seven percent of the number of current Employees on the date hereof.

ARTICLE VI

CONDITIONS TO THE ACQUISITION

6.1 Conditions to Obligations of Each Party to Effect the Acquisition. The respective obligations of the Company, Purchaser and the Shareholders to effect the Acquisition shall be subject to the satisfaction, at or prior to the Closing, of the following conditions:

(a) No Order; Injunctions; Restraints; Illegality. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Acquisition illegal or otherwise prohibiting or preventing consummation of the Acquisition.

(b) Regulatory Approvals. If applicable, all material foreign antitrust approvals required to be obtained prior to the Acquisition in connection with the transactions contemplated hereby have been obtained.

6.2 Conditions to the Obligations of Purchaser. The obligations of Purchaser to effect the Acquisition shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Purchaser:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of the Company and the Shareholders in this Agreement (other than the representations and warranties of the Company and the Shareholders as of a specified date, which shall be true and correct as of such date) shall have been true and correct on the date they were made and shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such time and (ii) the Company and the Shareholders shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing.

(b) No Material Adverse Effect. There shall not have occurred any event or condition of any character that has had or is reasonably likely to have, either individually or in the aggregate with all such other events or conditions, a Company Material Adverse Effect since the Balance Sheet Date.

(c) Unanimous Board Approval. This Agreement, the Acquisition and the transactions contemplated hereby shall have been unanimously approved by the Board of Directors of the Company, which unanimous approval shall not have been altered, modified, changed or revoked prior to the Closing.

(d) Litigation. There shall be no action, suit, claim, order, injunction or proceeding of any nature pending, or overtly threatened, against Purchaser, the Company or any Subsidiary or any Shareholder, their respective properties or any of their respective officers, directors or subsidiaries arising out of, or in any way connected with, the Acquisition or the other transactions contemplated by the terms of this Agreement or otherwise seeking any of the results set forth in Section 6.1(a) hereof.

(e) Governmental Approval. Approvals from any Governmental Entity deemed appropriate or necessary by Purchaser shall have been timely obtained.

(f) Exercise or Termination of Company Options. All Company Options shall have been terminated or cancelled upon or immediately prior to the Initial Closing either pursuant to their own terms or pursuant to an agreement with the holder(s) thereof, and the Company shall have delivered to Purchaser written evidence of such exercise, termination or cancellation.

(g) Exercise or Termination of Company Warrants. All Company Warrants shall have been terminated or cancelled as of immediately prior to the Initial Closing either pursuant to their own terms or pursuant to an agreement with the holder(s) thereof, and the Company shall have delivered to Purchaser written evidence of such exercise, termination or cancellation.

(h) Third Party Consents. The Company shall have delivered to Purchaser prior to the Initial Closing all necessary consents, waivers and approvals of parties to any Contract set forth on Schedule 6.2(h) hereto as are required thereunder in connection with the Acquisition, or for any such Contract to remain in full force and effect without limitation, modification or alteration after the Initial Closing.

(i) Termination of Agreements. The Company shall have terminated each of those agreements listed on Schedule 6.2(i) hereto prior to the Initial Closing and each such agreement shall be of no further force or effect.

(j) Proprietary Information and Inventions Assignment Agreement. The Company shall have provided evidence satisfactory to Purchaser that as of the Initial Closing each current and former employee, consultant and contractor of the Company and each of its Subsidiaries has entered into and executed a Proprietary Information Agreement or Consultant Proprietary Information Agreement, as applicable.

(k) New Employment Arrangements. Each of the Key Employees and 90% of the Selected Employees (i) if requested by Purchaser, shall have entered into Offer Letters which shall be in full force and effect, (ii) shall be employees of the Company immediately prior to the Initial Closing, and

(iii) shall not have notified (whether formally or informally) Purchaser or the Company of such employee’s intention of leaving the employ of Purchaser or the Company following the Initial Closing. The minimum number of Key Employees and Selected Employees to meet the above conditions, respectively, shall be rounded down to the nearest whole number.

(l) Non-Competition and Non-Solicitation Agreements. Each of the individuals listed in Schedule 6.2(l) hereto shall have executed and delivered to Purchaser a Non-Competition and Non-Solicitation Agreement and shall not have taken any action since the date hereof which would be prohibited thereby were such agreement in effect at the time of such action and such Non-Competition and Non-Solicitation Agreement shall be in effect immediately prior to the Initial Closing.

(m) Resignation of Officers and Directors. Purchaser shall have received a written resignation from each of the officers and directors of the Company and its Subsidiaries in the form acceptable to Purchaser prior to the Initial Closing.

(n) Closing Date Balance Sheet. Purchaser shall have received from the Company the Closing Date Balance Sheet pursuant to Section 5.15 hereof two business days prior to the Initial Closing Date and such Closing Date Balance Sheet shall be certified as true and correct in form acceptable to Purchaser as of the Initial Closing Date by the Company’s Chief Financial Officer.

(o) Statement of Expenses. Purchaser shall have received from the Company the Statement of Expenses pursuant to Section 5.18 hereof two business days prior to the Initial Closing Date and such Statement of Expenses shall be certified as true and correct in form acceptable to Purchaser as of the Initial Closing Date by the Company’s Chief Financial Officer.

(p) Spreadsheet. Purchaser shall have received from the Company two business days prior to the Initial Closing Date the Spreadsheet pursuant to Section 5.16, which shall have been certified as of the Initial Closing Date as complete and correct by the Chief Executive Officer and the Chief Financial Officer of the Company.

(q) Legal Opinion. Purchaser shall have received prior to the Initial Closing a legal opinion from legal counsel to the Company, in form and substance acceptable to Purchaser.

(r) Sale by Shareholders. The Shareholders party to this Agreement shall collectively hold all of the Company Class A Shares, Company Class B Common Shares and Company Common Shares prior to the Initial Closing. Each of the Shareholders in the Closing shall have submitted for sale to Purchaser, in accordance with the terms of this Agreement, all of the Company Shares set forth across from such Shareholder’s name in the Spreadsheet.

(s) Certificate of the Company. Purchaser shall have received a certificate, validly executed by the Chief Executive Officer and Chief Financial Officer of the Company for and on the Company’s behalf, to the effect that, as of the Initial Closing:

(i) the representations and warranties of the Company in this Agreement (other than the representations and warranties of the Company as of a specified date, which were true and correct as of such date) were true and correct on the date they were made and are true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” contained therein) on and as of the Initial Closing Date as though such representations and warranties were made on and as of such time;

(ii) the Company have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Initial Closing; and

(iii) the conditions to the obligations of Purchaser set forth in this Section 6.2 have been satisfied (unless otherwise waived in accordance with the terms hereof).

(t) Certificate of Secretary of Company. Purchaser shall have received a certificate prior to the Initial Closing, validly executed by the Secretary of the Company, certifying as to (i) the terms and effectiveness of the Charter Documents, (ii) the valid adoption of resolutions of the Board of Directors of the Company (whereby the Acquisition and the transactions contemplated hereunder were unanimously approved by the Board of Directors of the Company).

(u) Certificate of Status. Purchaser shall have received a certificate of status from the Province of Ontario Ministry of Consumer and Business Services which is dated within two business days prior to Initial Closing with respect to the Company. Each Subsidiary shall have received and delivered to Purchaser a similar certification from the jurisdiction where it is incorporated or otherwise organized.

(v) FIRPTA Certificate. Purchaser shall have received a copy of the FIRPTA Compliance Certificate, validly executed by a duly authorized officer of the Company prior to the Initial Closing.

(w) Insurance Approval. The Company shall have delivered to Purchaser prior to the Initial Closing a letter in a form acceptable to Purchaser validly executed by an officer of the Company, which authorizes Purchaser’s insurance broker to act as the Company’s insurance broker of record with respect to all insurance policies held by the Company.

6.3 Conditions to Obligations of the Company and the Shareholders. The obligations of the Company and each of the Shareholders to effect the Acquisition shall be subject to the satisfaction at or prior to the Initial Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of Purchaser in this Agreement (other than the representations and warranties of Purchaser as of a specified date, which shall be true and correct as of such date) shall have been true and correct when made and shall be true and correct in all material respects on and as of the Initial Closing Date as though such representations and warranties were made on and as of such time and (ii) each of Purchaser shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Initial Closing Date.

(b) Certificate of Purchaser. Company shall have received a certificate executed on behalf of Purchaser by an authorized officer for and on its behalf to the effect that, as of the Initial Closing:

(i) all representations and warranties made by Purchaser in this Agreement (other than the representations and warranties of Purchaser as of a specified date, which were true and correct as of such date) were true and correct on the date they were made and are true and correct in all material respects on and as of the Initial Closing Date as though such representations and warranties were made on and as of such time; and

(ii) all covenants and obligations under this Agreement to be performed by Purchaser on or before the Initial Closing have been so performed in all material respects.

ARTICLE VII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW

7.1 Survival of Representations and Warranties and Covenants. The representations and warranties of the Company and the Shareholders contained in this Agreement or in any certificate or other instruments delivered pursuant to this Agreement, shall survive for a period of 18 months following the Initial Closing Date (the date of expiration of such 18 month period, the “Survival Date”); provided, however, that in the event of fraud or willful breach of a representation or warranty, such representation or warranty shall survive indefinitely with respect to the Person committing such fraud or willful breach; provided, further, that the representations and warranties of the Company and the Shareholders contained in Section 2.2(a) (Company Capital Structure), Section 3.1 (Ownership of Company Capital Stock) and Section 2.12 (Tax Matters) hereof shall survive indefinitely and until the expiration of the applicable statute of limitations respectively. The representations and warranties of Purchaser contained in this Agreement, Related Agreements or in any certificate or other instrument delivered pursuant to this Agreement, shall terminate at the Closing. Covenants to be performed following the Closing shall survive the Closing.

7.2 Indemnification.

(a) In accordance with this Article VII, the Shareholders holding Company Common Shares agree to jointly and severally indemnify and hold harmless Purchaser and its officers, directors, affiliates, employees, agents and representatives, including the Company following the Acquisition (the “Indemnified Parties”), against all claims, losses, liabilities, damages, deficiencies, diminution in value, costs, interest, awards, judgments, penalties and expenses, including reasonable attorneys’ and consultants’ fees and expenses and including any such expenses incurred in connection with investigating, defending against or settling any of the foregoing (hereinafter individually a “Loss” and collectively “Losses”) incurred or sustained by the Indemnified Parties, or any of them (including the Company), directly or indirectly, as a result of (i) any breach or inaccuracy of a representation or warranty of the Company, the Shareholders or any other Person contained in this Agreement or any certificates or other instruments delivered by or on behalf of any Person other than Purchaser pursuant to this Agreement (provided that, in the event of any such breach or inaccuracy, for purposes of determining the amount of any Loss no effect will be given to any qualification as to “materiality”, a “Company Material Adverse Effect” or “Knowledge” contained therein), (ii) any failure by the Company, any Shareholder or any other Person to perform or comply with any covenant applicable to any of them contained in this Agreement or any certificates or other instruments delivered by or on behalf of any Person other than Purchaser pursuant to this Agreement, (iii) any fraud or any willful breach of any representation, warranty or covenant contained in this Agreement, any Related Agreement or any certificates or other instruments delivered by or on behalf of any Person other than Purchaser pursuant to this Agreement, (iv) any Excess Third Party Expenses, (v) any of the matters disclosed on Schedule 7.2(a) hereto, or (vi) any payment or consideration arising under any consents, waivers or approvals of any party under any agreement of the Company as are required in connection with the Acquisition or for any such agreement to remain in full force or effect following the Closing where such payment or consideration is not reflected on the Closing Date Balance Sheet. The Shareholders shall not have any right of contribution, indemnification or right of advancement from the Company or Purchaser with respect to any Loss claimed by an Indemnified Party. For purposes of this Agreement, any breach or inaccuracy of a representation or warranty in Section 2.12(b) shall not result constitute a Loss hereunder until the Company or Purchaser is required to pay any Taxes as a result of any such inaccuracy or breach, and in such case the Loss shall be the amount of Taxes payable plus any related penalties, fees and expenses.

(b) Any Person committing fraud or any willful breach of any representation, warranty or covenant contained in this Agreement or any certificates or other instruments delivered pursuant to this Agreement shall be severally, and not jointly, liable for, and shall indemnify and hold the Indemnified Parties harmless for, any Losses incurred or sustained by the Indemnified Parties, or any of them (including the Company), directly or indirectly, as a result of such fraud or willful breach of a representation or warranty, inaccuracy of any representation, warranty or covenant committed by such Person.

7.3 Maximum Payments; Remedy.

(a) Except as set forth in Section 7.3(b) hereof, the maximum aggregate amount the Indemnified Parties may recover pursuant to the indemnity set forth in Section 7.2 hereof for Losses shall be limited to the Escrow Fund. Except as set forth in Section 7.3(b) and Section 7.4(e)(i) hereof, with respect to any claim for Losses incurred by an Indemnified Party for any breach of any representation or warranty, covenant or agreement in this Agreement by the Company or any Shareholder such Indemnified Party shall seek indemnification solely from the Escrow Fund and the indemnification provisions set forth in this Article VII shall be the sole and exclusive remedy of any Indemnified Party for any breach of any representation or warranty, covenant or agreement in this Agreement by the Company or any Shareholder. Nothing in this Agreement shall limit the right of Purchaser or any other Indemnified Party to pursue remedies under any Related Agreement against the parties thereto.

(b) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall limit the liability of any Person (and the Escrow Fund shall not be the exclusive remedy) in respect of Losses arising out of (i) any fraud committed by such Person or any willful breach committed by such Person of any representation, warranty or covenant contained in this Agreement or any certificates or other instruments delivered pursuant to this Agreement on the part of such Person or (ii) breach of any Related Agreements by such Person, or (iii) breach by such Person of any representation or warranty set forth in Section 2.2 (Company Capital Structure), Section 3.1 (Ownership of Company Capital Stock) and Section 2.12 (Tax Matters) hereof (clauses (i) through (iii) above collectively, “Specified Breaches”).

(c) Notwithstanding anything to the contrary herein, the parties hereto agree and acknowledge that any Indemnified Party may bring a claim for indemnification for any Loss under this Article VII notwithstanding the fact that such Indemnified Party had knowledge of the breach, event or circumstance giving rise to such Loss prior to the Closing or waived any condition to the Closing related thereto.

7.4 Escrow Arrangements.

(a) Escrow Fund. By virtue of this Agreement and as partial security for the indemnity obligations provided for in Section 7.2 hereof, after the Initial Closing promptly after receipt of all identity documents required by the Escrow Agent, Purchaser will deposit with the Escrow Agent the Escrow Amount on behalf of the Shareholders holding Company Common Shares, without any act of such Shareholders, such deposit of the Escrow Amount to constitute an escrow fund (the “Escrow Fund”) to be governed by the terms of that certain escrow agreement dated as of the date hereof by and among Purchaser, the Shareholders Representative and the Escrow Agent (the “Escrow Agreement”). The Escrow Amount (plus any interest paid on such Escrow Amount in accordance with Section 7.4(d) hereof) shall be available to compensate the Indemnified Parties for any claims by such parties for any Losses suffered or incurred by them and for which they are entitled to recovery under this Article VII.

(b) Satisfaction of Claims. Except to the extent that the Losses resulted from any Specified Breaches, claims by an Indemnified Party for Losses shall be satisfied solely from the Escrow Fund. Claims by an Indemnified Party for Losses resulting from any Specified Breaches shall (unless the Indemnified Parties elect to make a claim directly against such Person or any or all of the Shareholders, as the case may be, in which case Section 7.4(e)(i) shall apply) be satisfied: (A) first, from the Escrow Fund, but only after (i) satisfying all other claims not related to any Specified Breaches, and (ii) making appropriate reserve as provided herein for Unresolved Claims not related to any Specified Breaches and (B) second, if the Escrow Fund is insufficient after such satisfaction or reserve, solely and directly against such Person or any or all of the Shareholders, as the case may be.

(c) Escrow Period; Distribution upon Termination of Escrow Periods. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Initial Closing and shall terminate at 5:00 p.m., local time at Purchaser’s corporate headquarters in California as follows: (i) on the date of receipt of notice of the Gross Revenue Deficit from Purchaser with respect to an amount equal to $1 million less any Gross Revenue Deficit stated in such notice and such amount shall be distributed to the Shareholders following such date and (ii) on the date 30 days after the Survival Date (the “Escrow Period”) with respect to the balance of the Escrow Fund and such amount shall be distributed to the Shareholders holding Company Common Shares following such date; provided, however, that the Escrow Fund shall not terminate with respect to any amount which is necessary to satisfy any unsatisfied claims specified in any Officer’s Certificate (“Unresolved Claims”) delivered to the Escrow Agent and the Shareholder Representative prior to such distribution date with respect to facts and circumstances existing prior to the Survival Date, and any such amount shall not be distributed to the Shareholders at such time. As soon as all such claims have been resolved, the Escrow Agent will deliver the remaining portion of the Escrow Fund, if any, not required to satisfy such Unresolved Claims. Deliveries of the Escrow Amount out of the Escrow Fund to the Shareholders shall be made in proportion to their respective Pro Rata Portions of the remaining amounts in the Escrow Fund with such adjustments to each Shareholder’s Pro Rata Portion required to allow Purchaser to recover from the Escrow expenses paid on behalf of such Shareholder as provided for in the Escrow Agreement, with the amount delivered to each Shareholder rounded to the nearest whole cent ($0.01).

(d) Protection of Escrow Fund. The Escrow Amount shall be invested in U.S. Treasury bills with maturities of not more than 30 days and any interest paid on such Escrow Amount shall be added to the Escrow Fund and become a part thereof. For any period of time before such U.S. Treasury bills can be purchased by the Escrow Agent or after such bills mature, the Escrow Amount shall be invested in a business money market account of the Escrow Agent (or another nationally recognized banking institution) and any interest paid on such Escrow Amount shall be added to the Escrow Fund and become a part thereof and available for satisfaction of claims. For tax reporting and withholding purposes, each Shareholder shall be treated as having received and contributed to the Escrow Fund income earned on such Shareholder’s Pro Rata Portion of the Escrow Fund, and shall be liable and responsible for any Taxes due with respect to such income.

(e) Claims for Indemnification.

(i) If Losses incurred or sustained by the Indemnified Parties with respect to any Specified Breaches, exceed the value of the cash in the Escrow Fund, or otherwise if the Indemnified Parties so elect, then an Indemnified Party may make a claim directly against the Person committing such Specified Breaches. In the event that an Indemnified Party pursues a claim directly against such Person or any or all of the Shareholders, as the case may be, subject to the provisions of Sections 7.3(b) and 7.4(f) hereof, each Person from whom indemnification is sought (an “Indemnifying Party”) shall promptly, and in no event later than 30 days after delivery of an Officer’s Certificate to each such Indemnifying Party, wire transfer to the Indemnified Party an amount of cash equal to the amount of the Loss.

(ii) If the Indemnifying Party does not object in writing within the 30-day period after delivery by the Purchaser of the Officer’s Certificate, such failure to so object shall be an irrevocable acknowledgment by such Indemnifying Party that the Indemnified Party is entitled to the full amount of the claim for Losses set forth in such Officer’s Certificate.

(f) Resolution of Conflicts; Arbitration.

(i) In the event that indemnification is being sought hereunder directly from an Indemnifying Party, if such Indemnifying Party shall object to any claim or claims made in any Officer’s Certificate to recover claims directly from such Indemnifying Party within 30 days after delivery of such Officer’s Certificate, the objecting Indemnifying Party and Purchaser shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the objecting Indemnifying Party and Purchaser should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Shareholders.

(ii) If no such agreement can be reached after good faith negotiation and prior to 30 days after delivery of an Objection Notice, either Purchaser or the objecting Indemnifying Party may demand arbitration of the matter unless the amount of the Loss that is at issue is the subject of a pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration, and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to Purchaser and the objecting Indemnifying Party. In the event that, within 30 days after submission of any dispute to arbitration, Purchaser and the objecting Indemnifying Party cannot mutually agree on one arbitrator, then, within 15 days after the end of such 30-day period, Purchaser and the the objecting Indemnifying Party shall each select one arbitrator. The two arbitrators so selected shall select a third arbitrator. If the objecting Indemnifying Party fails to select an arbitrator during this 15-day period, then the parties agree that the arbitration will be conducted by one arbitrator selected by Purchaser.

(iii) Any such arbitration shall be held in San Francisco County, California, under the rules then in effect of the American Arbitration Association. The arbitrator(s) shall determine how all expenses relating to the arbitration shall be paid, including the respective expenses of each party, the fees of each arbitrator and the administrative fee of the American Arbitration Association. The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator, or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in such Officer’s Certificate shall be final, binding, and conclusive upon the parties to this Agreement and the Shareholders and any Indemnifying Party. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s). Within 30 days of a decision of the arbitrator(s) requiring payment by one party to another, such party shall make the payment to such other party, including any distributions out of the Escrow Fund, as applicable.

(iv) Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction. The forgoing arbitration provision shall apply to any dispute among the Shareholders or any Indemnifying Party and the Indemnified Parties under this Article VII.

(g) Third-Party Claims. In the event Purchaser becomes aware of a third party claim (a “Third Party Claim”) which Purchaser reasonably believes may result in a demand for indemnification pursuant to this Article VII, Purchaser shall notify such Indemnifying Party of such claim, and such Indemnifying Party shall be entitled, at their expense, to participate in, but not to determine or conduct, the defense of such Third Party Claim. Purchaser shall have the right in its sole discretion to conduct the defense of, and to settle, any such claim; provided, however, that except with the consent of such Indemnifying Party, no settlement of any such Third Party Claim with third party claimants shall be determinative of the amount of Losses relating to such matter.

(h) Fees. All fees of the Escrow Agent for performance of its duties under the Escrow Agreement shall be paid by Purchaser in accordance with the terms of the Escrow Agreement.

7.5 Shareholder Representative.

(a) Each of the Shareholders agree to appoint Michael Tipping as its agent and attorney-in-fact, as the Shareholder Representative for and on behalf of such Shareholders to give and receive notices and communications, to authorize payment to any Indemnified Party from the Escrow Fund in satisfaction of claims by any Indemnified Party, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to assert, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, any other claim by any Indemnified Party against any such Shareholder or by any such Shareholder against any Indemnified Party or any dispute between any Indemnified Party and any such Shareholder, in each case relating to this Agreement, the Escrow Agreement or the transactions contemplated hereby, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Shareholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. Such agency may be changed by such Shareholders from time to time upon not less than 30 days prior written notice to Purchaser; provided, however, that the Shareholder Representative may not be removed unless holders of a two-thirds interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. Notwithstanding the foregoing, a vacancy in the position of Shareholder Representative may be filled by the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Shareholder Representative, and the Shareholder Representative shall not receive any compensation for its services. Notices or communications to or from the Shareholder Representative shall constitute notice to or from the Shareholders.

(b) The Shareholder Representative shall not be liable for any act done or omitted hereunder as Shareholder Representative while acting in good faith and in the exercise of reasonable judgment. The Shareholders on whose behalf the Escrow Amount was contributed to the Escrow Fund shall indemnify the Shareholder Representative and hold the Shareholder Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Shareholder Representative and arising out of or in connection with the acceptance or administration of the Shareholder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Shareholder Representative (“Shareholder Representative Expenses”). Following the termination of the Escrow Period, the resolution of all Unresolved Claims and the satisfaction of all claims made by Indemnified Parties for Losses, the Shareholder Representative shall have the right to recover Shareholder Representative Expenses from the Escrow Fund prior to any distribution to the Shareholders. A decision, act, consent or instruction of the Shareholder Representative, including an amendment, extension or waiver of this Agreement pursuant to Section 10.2 and Section 10.3 hereof, shall constitute a decision of the Shareholders and shall be final, binding and conclusive upon the Shareholders; and the Escrow Agent and Purchaser may rely upon any such decision, act, consent or instruction of the Shareholder Representative as being the decision, act, consent or instruction of the Shareholders. The Escrow Agent and Purchaser are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholder Representative.

ARTICLE VIII

TERMINATION

8.1 Termination After the Initial Closing. Except as provided in Section 8.1 hereof, this Agreement shall automatically terminate upon Purchaser (i) paying the Earnout Amount or determinating that no Earnout Amount is payable in accordance with Section 1.3(b) or (ii) paying the maximum Earnout Amount of $13.5 million at any time in accordance with the terms of this Agreement.

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Purchaser, the Company or the Shareholders, or their respective officers, directors or stockholders, if applicable; provided, however, that each party hereto and each Person shall remain liable for any breaches of this Agreement, Related Agreements or in any certificate or other instruments delivered pursuant to this Agreement prior to its termination except that, following a termination of this Agreement as provided in Section 8.1 hereof, the Company and the Shareholders shall have no liability to Purchaser for any breach of a representation or warranty in this Agreement if such breach is not related to any fraud; and provided further, however, that, the provisions of Sections 5.1, 5.2 and 5.18 hereof, Article X hereof and this Section 8.1 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article VIII.

ARTICLE IX

RELEASE

9.1 Release. In consideration of Purchaser agreeing to enter into this Agreement, and for other good and valuable consideration, the Shareholders hereby remise, release and forever discharge Purchaser and the Company, their affiliates, officers, directors, employees, agents and representatives and the officers, directors, employees, agents and representatives of their affiliates of and from all actions, causes of action, suits, debts, duties, debt accounts, bonds, covenants, contracts, claims and demands whatsoever which the undersigned as an officer, director, employee, shareholder or option holder of the Company or otherwise now has or hereafter can, shall or may have for or by reason of or in any way arising out of any cause, matter or thing whatsoever existing up to the present time and, in particular, without in any way limiting the generality of the foregoing, for and by reason of or in any way arising out of this Agreement and the Acquisition, whether authorized or provided for by law, contract, resolution, by-law or otherwise provided, however, that this release shall not release Purchaser from any of its obligations set out in this Agreement or the Company of any obligations under written employment agreements and benefit plans existing as of the date of this Agreement.

9.2 Survival. The provisions of Section 9.1 shall enure to the benefit of Purchaser, the Company and their successors and assigns and shall be binding upon the heirs, executors and administrators and legal personal representatives or successors and assigns, as the case may be, of the Shareholders.

ARTICLE X

GENERAL PROVISIONS

10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, however, that notices sent by mail will not be deemed given until received:

(a)	if to Purchaser, to:

Actuate Corporation

701 Gateway Blvd.

South San Francisco, CA 94080

Attention: Dan Gaudreau

                   Philip R. Strauss

Facsimile No.: (650) 827-1568

with a copy to (which shall not constitute notice):

Hayden Bergman, Professional Corporation

150 Post Street, Suite 650

San Francisco, CA 94108

Attention: Kevin K. Rooney

Facsimile No.: (415) 399-9320

(b)	if to the Company or the Shareholder Representative, to:

performancesoft inc.

150 John Street, Suite 600

Toronto, Ontario M5V 3E3

Attention: Michael Tipping

Facsimile No.: (416) 537-8298

with a copy to (which shall not constitute notice):

McMillan Binch Mendelsohn LLP

BCE Place, Suite 4400

Bay Wellington Tower, 181 Bay Street

Toronto, Ontario

Attention: Frank Archibald

Facsimile No.: (416) 865-7048

10.2 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought; provided, however, that additional Shareholders may be added as parties to this Agreement without the written consent of such parties. For purposes of this Section 10.2, the Shareholders agree that any amendment of this Agreement signed by the Shareholder Representative shall be binding upon and effective against the Shareholders whether or not they have signed such amendment.

10.3 Extension; Waiver. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. For purposes of this Section 10.3, the Shareholders agree that any extension or waiver signed by the Shareholder Representative shall be binding upon and effective against all Shareholders whether or not they have signed such extension or waiver.

10.4 Interpretation. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.5 Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

10.6 Currency. Unless otherwise specified, all amounts set forth herein are in United States Dollars.

10.7 Entire Agreement; Assignment. This Agreement, the Schedules and Exhibits hereto, the Disclosure Schedule, the Confidentiality Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof including that certain Preliminary Term Sheet dated as of November 8, 2005, (ii) are not intended to confer upon any other Person any rights or remedies hereunder, and (iii) shall not be assigned by operation of law or otherwise, except that Purchaser (A) may assign its rights and delegate its obligations hereunder to its affiliates as long as Purchaser remains ultimately liable for all of Purchaser’s obligations hereunder and (B) may assign this Agreement in connection with a merger or other change of control transaction as long as the acquiror or surviving corporation agrees to be liable for all of Purchaser’s obligations hereunder.

10.8 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.9 Other Remedies. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

10.10 Governing Law; Exclusive Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Subject to Section 7.4(f) hereof, each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within San Francisco County, State of California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such Persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process. Subject to Section 7.4(f) hereof, each party agrees not to commence any legal proceedings related hereto except in such courts.

10.11 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.12 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

ARTICLE XI

DEFINITIONS

11.1 For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Acquisition” shall have the meaning set forth in Recital A.

“Action of Divestiture” shall have the meaning set forth in Section 5.3.

“Adjusted Gross Revenue” shall mean the consolidated revenue recorded by the Company in accordance with U.S. GAAP and Purchaser’s revenue recognition and other accounting policies consistent with Purchaser’s past practice and as set forth on Schedule 11.1(ii) hereto for the applicable period, as reflected in the audited consolidated financial statements of Purchaser.

“Adjusted Operating Margin” shall mean the operating margin of the Company for the applicable period, as reflected in the audited consolidated financial statements of Purchaser and calculated in the manner set forth on Schedule 11.1(iv) hereto.

“Affiliate” shall have the meaning set forth in Section 2.23(a).

“Agreed Upon-Loss” shall mean any of (A) any Excess Third Party Expenses, (B) any Specified Breaches, (C) any Agent Interpleader Expenses or Agent Indemnification Expenses provided for in the Escrow Agreement, or (D) the matters set forth on Schedule 11.1(v).

“Agreement” shall have the meaning set forth in the first paragraph.

“Articles of Incorporation” shall have the meaning set forth in Section 2.1(a).

“Balance Sheet Date” shall have the meaning set forth in Section 2.7.

“business day” shall have the meaning set forth in Section 1.2.

“Certificate Date” shall have the meaning set forth in Section 1.10(b).

“Charter Documents” shall have the meaning set forth in Section 2.1(a).

“Class B Common Closing Amount” shall mean the product of $1.00 multiplied by the Total Outstanding Company Class B Common Shares.

“Closing” shall have the meaning set forth in Section 1.2.

“Closing Date” shall have the meaning set forth in Section 1.2.

“Closing Date Balance Sheet” shall mean the estimated consolidated balance sheet of the Company delivered to Purchaser at least two business days prior to the Initial Closing Date and certified as true and correct by the Company’s Chief Financial Officer as of the Initial Closing Date, that has been prepared in accordance with GAAP (except that the Closing Date Balance Sheet may omit footnotes and other presentation items that may be required by GAAP) consistently applied on a basis consistent with the Financials and that fairly presents an estimate by the Company in good faith based on reasonable assumptions of the balance sheet of the Company as of the Initial Closing Date, after giving effect to the Closing (except that the Closing Date Balance Sheet shall not include (x) any adjustments necessitated by Purchaser’s application of purchase accounting for the transaction contemplated by this Agreement and (y) the impact of Third Party Expenses paid (with respect to current assets) and accrued and payable (with respect to total liabilities) to the extent reflected on the Statement of Expenses).

“Company” shall have the meaning set forth in the first paragraph.

“Company Authorizations” shall have the meaning set forth in Section 2.18.

“Company Capital Stock” shall mean the Company Common Shares, the Company Class A Shares and any other shares of capital stock, if any, of the Company, taken together.

“Company Common Shares” shall mean the common shares of the Company.

“Company Class A Shares” shall mean the Class A Shares of the Company.

“Company Class B Common Shares” shall mean the Class B common shares of the Company.

“Company Employee Plan” shall have the meaning set forth in Section 2.23(a).

“Company Expense Adjustment” shall mean the amount, if any, by which the Company’s expenses for the six months ended June 30, 2006 (converted into U.S. Dollars at the Exchange Rate) exceeds the sum of (i) $7,546,000 plus (ii) 20% of the Adjusted Gross Revenue in excess of $7.9 million.

“Company Intellectual Property” shall have the meaning set forth in Section 2.15(a).

“Company Material Adverse Effect” shall mean any change, event or effect that is, or is reasonably likely to be, materially adverse to the business, assets (whether tangible or intangible), financial condition, operations or capitalization of the Company and its Subsidiaries, taken as a whole.

“Company Options” shall mean all issued and outstanding options (including commitments to grant options, but excluding Company Warrants) to purchase or otherwise acquire Company Capital Stock (whether or not vested) held by any Person.

“Company Registered Intellectual Property” shall have the meaning set forth in Section 2.15(b).

“Company Shares” shall have the meaning set forth in Recital B.

“Company Warrants” shall mean any issued and outstanding warrant to purchase Company Capital Stock.

“Company Unvested Common Shares” shall mean any Company Common Shares issued and outstanding immediately prior to the Initial Closing that are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable stock restriction agreement or other agreement with the Company.

“Conflict” shall have the meaning set forth in Section 2.5.

“Confidentiality Agreement” shall have the meaning set forth in Section 5.1.

“Consultant Proprietary Information Agreement” shall have the meaning set forth in Section 2.15(q).

“Continuing Employee” shall mean each employee of the Company who (A) accepts an offer of employment (which offer of employment is not for a transitional period ending within a specified time period after the Initial Closing) from the Purchaser or the Company if offered by the Purchaser prior to the Initial Closing and (B) is an employee of the Purchaser or the Company or any of its Subsidiaries immediately following the Initial Closing.

“Contracts” shall have the meaning set forth in Section 2.5.

“Current Balance Sheet” shall have the meaning set forth in Section 2.7.

“Customer Information” shall have the meaning set forth in Section 2.14(f).

“Disclosure Schedule” shall have the meaning set forth in the first paragraph of Article II.

“Earnout Amount” shall mean one of the following:

(i) an amount equal to zero if (a) the Adjusted Gross Revenue is equal to or less than $13.5 million or (b) if the Adjusted Operating Margin is less than the Operating Margin Target;

(ii) an amount equal to the sum of $4.00 for each $1.00 the Adjusted Gross Revenue is greater than $13.5 million but less than or equal to $15.0 million;

(iii) an amount equal to $6 million plus the sum of $1.00 for each $1.00 the Adjusted Gross Revenue is equal to or greater than $15.0 million but less than $17.5 million;

(iv) an amount equal to $8.5 million if the Adjusted Gross Revenue is equal to or greater than $17.5 million and less than $20 million;

(v) an amount equal to $8.5 million plus the sum of $1.00 for each $1.00 the Adjusted Gross Revenue is greater than $20 million but less than or equal to $25.0 million; or

(vi) an amount equal to $13.5 million if the Adjusted Gross Revenue is equal to or greater than $25.0 million.

“Earnout Amount Per Share” shall mean the quotient obtained by dividing (x) the balance of (A) the Earnout Amount less (B) the Company Expense Adjustment by (y) the Total Company Common Shares.

“Employee” shall have the meaning set forth in Section 2.23(a).

“Employee Agreement” shall have the meaning set forth in Section 2.23(a).

“Environmental Laws” shall have the meaning set forth in Section 2.21(g).

“Environmental Permits” shall have the meaning set forth in Section 2.21(c).

“Equipment” shall have the meaning set forth in Section 2.14(e).

“Escrow Agent” shall mean U.S. Bank, National Association, or another institution acceptable to Purchaser and the Shareholder Representative.

“Escrow Agreement” shall have the meaning set forth in Section 7.4(a).

“Escrow Amount” shall mean an amount equal to $2,650,000.

“Escrow Fund” shall have the meaning set forth in Section 7.4(a).

“Escrow Period” shall have the meaning set forth in Section 7.4(c).

“Estimated Third Party Expenses” shall mean the amount of Third Party Expenses paid or expected to be payable by the Company estimated by the Company in good faith and based on reasonable assumptions as of the Initial Closing Date.

“Excess Third Party Expenses” shall have the meaning set forth in Section 5.18.

“Exchange Rate” shall mean $0.85 for each Canadian Dollar.

“Export Approvals” shall have the meaning set forth in Section 2.26(a).

“Financials” shall have the meaning set forth in Section 2.7.

“FIRPTA Compliance Certificate” shall have the meaning set forth in Section 5.17.

“GAAP” shall mean Canadian generally accepted accounting principles consistently applied.

“Governmental Entity” shall have the meaning set forth in Section 2.6.

“Gross Revenue Deficit” shall have the meaning set forth in Section 5.22.

“Hazardous Material” shall have the meaning set forth in Section 2.21(a).

“Hazardous Material Activities” shall have the meaning set forth in Section 2.21(b).

“Indemnified Parties” shall have the meaning set forth in Section 7.2(a).

“Indemnifying Party” shall have the meaning set forth in Section 7.4(e)(i).

“Initial Closing” shall have the meaning set forth in Section 1.2.

“Initial Closing Date” shall have the meaning set forth in Section 1.2.

“Intellectual Property” shall have the meaning set forth in Section 2.15(a).

“Intellectual Property Rights” shall have the meaning set forth in Section 2.15(a).

“Key Employees” shall mean certain employees of the Company and any of its Subsidiaries set forth on Schedule 11.1(i) hereto.

“Knowledge” or “Known” shall mean, (i) with respect to the Company, the knowledge of the Company’s officers, members of the board of directors and other individuals listed on Schedule 11.1(iii) hereto and it shall be deemed that such persons shall have made due and diligent inquiry of all relevant employees and consultants of the Company and any of its Subsidiaries and (ii) with respect to any Shareholder, the actual knowledge of such Shareholder.

“Lease Agreements” shall have the meaning set forth in Section 2.14(b).

“Leased Real Property” shall have the meaning set forth in Section 2.14(a).

“Lien” shall mean any lien, claim, charge, pledge, security interest, option or other legal or equitable encumbrance of any sort.

“Losses” shall have the meaning set forth in Section 7.2(a).

“Material Contracts” shall have the meaning set forth in Section 2.16(b).

“Non-Competition and Non-Solicitation Agreements” shall have the meaning set forth in Recital G.

“Non-Resident Holder’s Purchase Price” shall have the meaning set forth in Section 1.10(a).

“Non-Resident Shareholder” shall have the meaning set forth in Section 1.10(a).

“Offer Letter” shall have the meaning set forth in Section 5.12(a).

“Officer’s Certificate” shall mean a certificate signed by any officer of Purchaser: (a) stating that an Indemnified Party has paid, sustained, incurred, or properly accrued, or reasonably anticipates that it will have to pay, sustain, incur, or accrue Losses and (b) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid, sustained, incurred, or properly accrued, or the basis for such anticipated liability, and, if applicable, the nature of the misrepresentation, breach of warranty or covenant to which such item is related.

“Operating Margin Target” shall mean 5.0%.

“Outstanding Company Common Shares” shall mean the aggregate number of Company Common Shares plus the maximum aggregate number of shares issuable upon full exercise, exchange or conversion of all Company Options, Company Warrants and any other rights whether vested or unvested convertible into, exercisable for or exchangeable for, Company Common Shares issued and outstanding immediately prior to the Initial Closing, on an as converted to Company Common Shares basis. Notwithstanding the foregoing, Outstanding Company Common Shares shall not include any Company Common Shares issuable upon the exercise of Company Options or Company Warrants that are cancelled concurrently with or prior to the Initial Closing to the extent not exercised.

“Pension Plan” shall have the meaning set forth in Section 2.23(a).

“Person” shall mean an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).

“Plan” shall mean the Company’s Employee Share Option Plan, as amended.

“Purchaser Change of Control” shall mean the sale of all or substantially all of the assets of Purchaser or the acquisition of Purchaser by another Person by means of any transaction or series of related transactions, including, without limitation, any reorganization, merger or consolidation, tender offer or stock transfer, but excluding any such transaction effected primarily for the purpose of changing the domicile of the company.

“Pro Rata Portion” shall mean, with respect to each Shareholder, an amount equal to the quotient obtained by dividing (x) the aggregate amount of cash issuable pursuant to Section 1.3(a)(iv) hereof in respect of the Company Common Shares owned by such Shareholder as of the Initial Closing to such Shareholder by (y) the aggregate amount of cash issuable to all Shareholders pursuant to Section 1.3(a)(iv) hereof in respect of all Company Common Shares.

“Proprietary Information Agreement” shall have the meaning set forth in Section 2.15(q).

“PTO” shall have the meaning set forth in Section 2.15(b).

“Purchaser” shall have the meaning set forth in the first paragraph.

“Redemption Amount” shall mean the “Redemption Amount” as defined in the Company’s Articles of Incorporation, as amended, which is equal to the product of $45.68 multiplied by the Total Outstanding Company Class A Shares.

“Related Agreements” shall mean the Non-Competition and Non-Solicitation Agreements and all other agreements and certificates entered into or executed by or on behalf of the Company and any Shareholder in connection with the transactions contemplated herein.

“Registered Intellectual Property” shall have the meaning set forth in Section 2.15(a).

“Remittance Date” shall have the meaning set forth in Section 1.10(c).

“Returns” shall have the meaning set forth in Section 2.12(b)(i).

“Section 116 Certificate” shall have the meaning set forth in Section 1.10(a).

“Selected Employees” shall mean those employees of the Company and any of its Subsidiaries set forth in Section 2.23(b)(2) of the Disclosure Schedule, other than the Key Employees.

“Shareholder Loans Amount” shall mean all outstanding principal and accrued but unpaid interest under the Shareholder Loans.

“Shareholder Loans” shall mean the loans from the Shareholders to the Company outstanding immediately prior to the Initial Closing.

“Shareholder Representative” shall have the meaning set forth in the first paragraph.

“Shareholder Representative Expenses” shall have the meaning set forth in Section 7.5(b).

“Shareholders” shall have the meaning set forth in the first paragraph.

“Specified Breaches” shall have the meaning set forth in Section 7.3(b).

“Spreadsheet” shall have the meaning set forth in Section 5.16.

“Statement of Expenses” shall have the meaning set forth in Section 5.18.

“Subsidiary” shall have the meaning set forth in Section 2.3.

“Survival Date” shall have the meaning set forth in Section 7.1.

“Taxes” shall have the meaning set forth in Section 2.12(a).

“Terminated Agreements” shall have the meaning set forth in Section 5.10.

“Third Party Claim” shall have the meaning set forth in Section 7.4(g).

“Third Party Expenses” shall have the meaning set forth in Section 5.18.

“Third Party Expense Adjustment Amount” shall mean all Estimated Third Party Expenses as reflected in the Statement of Expenses and all Third Party Expenses reflected in the Closing Date Balance Sheet, as applicable.

“Total Closing Consideration” shall mean an amount equal to (x) $16,564,801 less (y) the Third Party Expense Adjustment Amount and less (z) the Shareholder Loans Amount.

“Total Company Common Shares” shall mean the total number of Company Common Shares and Company Class B Common Shares.

“Total Consideration” shall mean the sum of the Total Closing Consideration and the Earnout Amount.

“Total Outstanding Company Class A Shares” shall mean the aggregate number of Company Class A Shares plus the maximum aggregate number of shares issuable upon full exercise, exchange or conversion of all Company Options, Company Warrants and any other rights whether vested or unvested convertible into, exercisable for or exchangeable for, Company Class A Shares issued and outstanding immediately prior to the Initial Closing, on an as converted to Company Class A Shares basis. Notwithstanding the foregoing, Total Outstanding Class A Shares shall not include any Company Class A Shares issuable upon the exercise of Company Options or Company Warrants that are cancelled concurrently with or prior to the Initial Closing to the extent not exercised.

“Total Outstanding Company Class B Common Shares” shall mean the aggregate number of Company Class B Common Shares plus the maximum aggregate number of shares issuable upon full exercise, exchange or conversion of all Company Options, Company Warrants and any other rights whether vested or unvested convertible into, exercisable for or exchangeable for, Company Class B Common Shares issued and outstanding immediately prior to the Initial Closing, on an as converted to Company Class B Common Shares basis. Notwithstanding the foregoing, Total Outstanding Company Class B Common Shares shall not include any Company Class B Common Shares issuable upon the exercise of Company Options or Company Warrants that are cancelled concurrently with or prior to the Initial Closing to the extent not exercised.

“Total Outstanding Company Common Shares” shall mean the aggregate number of Company Common Shares plus the maximum aggregate number of shares issuable upon full exercise, exchange or conversion of all Company Options, Company Warrants and any other rights whether vested or unvested convertible into, exercisable for or exchangeable for, Company Common Shares issued and outstanding immediately prior to the Initial Closing, on an as converted to Company Common Shares basis. Notwithstanding the foregoing, Total Outstanding Company Common Shares shall not include any Company Common Shares issuable upon the exercise of Company Options or Company Warrants that are cancelled concurrently with or prior to the Initial Closing to the extent not exercised.

“Transitional Employees” shall mean each employee of the Company as of the Initial Closing who (A) receives and accepts an offer of employment (which offer of employment is for a transitional period ending within a specified or estimated time period after the Initial Closing) from Purchaser or any of its subsidiaries prior to the Initial Closing and (B) is an employee of Purchaser or any of its subsidiaries immediately following the Initial Closing.

“Unresolved Claims” shall have the meaning set forth in Section 7.4(c).

“U.S. GAAP” shall mean United States generally accepted accounting principles consistently applied.

“Withheld Amount” shall have the meaning set forth in Section 1.10(a).

“Year End Financials” shall have the meaning set forth in Section 2.7.

[remainder of page intentionally left blank – signature pages follow]

IN WITNESS WHEREOF, Purchaser, the Company, the Escrow Agent, the Shareholder Representative and the Shareholders, have caused this Agreement to be signed, all as of the date first written above.

PURCHASER:

ACTUATE CORPORATION

By:	/s/ Pete Cittandini
Name:	Pete Cittadini
Title:	CEO

COMPANY:

PERFORMANCESOFT INC.

By:	/s/ Michael Tipping
Name:	Michael Tipping
Title:	President & Treasurer

SHAREHOLDER REPRESENTATIVE:

/s/ Michael Tipping
Michael Tipping

[Signature Page to Share Purchase Agreement]

SHAREHOLDERS:

1021025 ALBERTA INC.

By:	/s/ Michael Tipping
Name:	Michael Tipping
Title:	Authorized Signatory

THE RPB HOLDINGS LIMITED PARTNERSHIP

By:	/s/ Michael Tipping
Name:	Michael Tipping
Title:	Authorized Signatory

P.J. HOLDINGS S.A.

By:	/s/ Michael Tipping
Name:	Michael Tipping
Title:	Authorized Signatory

/s/ Alon Shklarek
Alon Shklarek

/s/ Michael Lenaghan
Michael Lenaghan

/s/ Lorelee Harris
Lorelee Harris

/s/ Lynne Myers
Lynne Myers

/s/ Darryl Harris
Darryl Harris

/s/ Jeff D. Perkins
Jeff D. Perkins

[Signature Page to Share Purchase Agreement]

/s/ Gae Pitman
Gae Pitman

/s/ Pierre Mitham
Pierre Mitham

/s/ Jeannine Lafontaine
Jeannine Lafontaine

/s/ David Parks
David Parks

/s/ Richard Cammish
Richard Cammish

/s/ Shirley Johansen
Shirley Johansen

/s/ Richard Underwood
Richard Underwood

/s/ Joy Kalajainen
Joy Kalajainen

/s/ Todd Oakes
Todd Oakes

/s/ Catie Sirie
Catie Sirie

/s/ Paul Churchill
Paul Churchill

/s/ Donna Jung
Donna Jung

/s/ Daniel Kube
Daniel Kube

[Signature Page to Share Purchase Agreement]

/s/ Colin Hung
Colin Hung

/s/ Victor Amorim
Victor Amorim

/s/ Dana Guthrie
Dana Guthrie

/s/ Tim Neill
Tim Neill

/s/ John Katsoulis
John Katsoulis

/s/ Marjana Gracan
Marjana Gracan

/s/ Clayton Parry
Clayton Parry

/s/ Trevor Wedgewood
Trevor Wedgewood

/s/ Michael Etzinger
Michael Etzinger

/s/ Errol Corpuz
Errol Corpuz

/s/ Leigh Carter
Leigh Carter

/s/ James Monaghan
James Monaghan

/s/ Paul Eschli
Paul Eschli

[Signature Page to Share Purchase Agreement]

/s/ Ainslee Harris
Ainslee Harris

/s/ Angel Smith
Angel Smith

/s/ Melissa Ashton
Melissa Ashton

/s/ Meredith Pasekoff
Meredith Pasekoff

/s/ James Conway
James Conway

/s/ Melissa Pulham
Melissa Pulham

/s/ Noriko Oyama
Noriko Oyama

/s/ Dianna Doan
Dianna Doan

/s/ Jim Tuff
Jim Tuff

/s/ Dan Goslee
Dan Goslee

/s/ Craig Boerger
Craig Boerger

/s/ David Avila
David Avila

/s/ David Moorhead
David Moorhead

[Signature Page to Share Purchase Agreement]

/s/ Carlisle Gomes
Carlisle Gomes

/s/ Ken Cheung
Ken Cheung

/s/ Robert Bozak
Robert Bozak

/s/ Jennifer Wilde
Jennifer Wilde

/s/ Vlad Gonchar
Vlad Gonchar

/s/ Dan Stoian
Dan Stoian

/s/ Endre Ladanyi
Endre Ladanyi

/s/ Larissa Lay
Larissa Lay

/s/ Peter Stone
Peter Stone

/s/ Jon McIntosh
Jon McIntosh

/s/ Olga Simakova
Olga Simakova

/s/ David Lee
David Lee

/s/ Natasha Guigova
Natasha Guigova

[Signature Page to Share Purchase Agreement]

/s/ Joy Goldberg
Joy Goldberg

/s/ Steve Fluin
Steve Fluin

/s/ James Twigg
James Twigg

/s/ Marnie Douglas
Marnie Douglas

/s/ David Fallavolita
David Fallavolita

/s/ Matt Jenkins
Matt Jenkins

/s/ Chris Barnes
Chris Barnes

/s/ Neale O’Brien
Neale O’Brien

/s/ Zac Kardiasmenos
Zac Kardiasmenos

/s/ Amelia Waldron
Amelia Waldron

/s/ Sean Leonard
Sean Leonard

/s/ Allan Edmond
Allan Edmond

/s/ Darran Hunt
Darran Hunt

/s/ Neville Wilson
Neville Wilson

[Signature Page to Share Purchase Agreement]

EXHIBIT A

LIST OF SHAREHOLDERS

January 5, 2006 Closing:

1021025 ALBERTA LTD.

THE RPB HOLDINGS LIMITED PARTNERSHIP

LORELEE HARRIS

P.J. HOLDINGS S.A.

ALON SHKLAREK

MICHAEL LENAGHAN

LYNNE MYERS

DARRYL HARRIS

JEFF D. PERKINS

STEVE FLUIN

GAE PITMAN

PIERRE MITHAM

JEANNINE LAFONTAINE

DAVID PARKS

RICHARD CAMMISH

SHIRLEY JOHANSEN

RICHARD UNDERWOOD

JOY KALAJAINEN

TODD OAKES

CATIE SIRIE

PAUL CHURCHILL

DONNA JUNG

DANIEL KUBE

COLIN HUNG

VICTOR AMORIM

DANA GUTHRIE

TIM NEILL

JOHN KATSOULIS

MIRJANA GRACAN

CLAYTON PARRY

TREVOR WEDGEWOOD

MICHAEL ETZINGER

MARNIE DOUGLAS

ERROL CORPUZ

LEIGH CARTER

JAMES MONAGHAN

PAUL ESCHLI

AINSLEE HARRIS

DAVID FALLAVOLITA

ANGEL SMITH

MELISSA ASHTON

MEREDITH PASEKOFF

JAMES CONWAY

MELISSA PULHAM

NORIKO OYAMA

MATT JENKINS

CHRIS BARNES

NEALE O’BRIEN

DIANNA DOAN

ZAC KARDIASMENOS

AMELIA WALDRON

JIM TUFF

DAN GOSLEE

CRAIG BOERGER

DAVID AVILA

SEAN LEONARD

ALAN EDMOND

DARRAN HUNT

NEVILLE WILSON

DAVID MOORHEAD

CARLISLE GOMES

KEN CHEUNG

ROBERT BOZAK

JENNIFER WILDE

VLAD GONCHAR

DAN STOIAN

ENDRE LADANYI

LARISSA LAY

PETER STONE

JON MCINTOSH

OLGA SIMAKOVA

DAVID LEE

NATASHA GUIGOVA

JOY GOLDBERG

JAMES TWIGG